EXECUTION VERSION
Exhibit 4.17.5

Dated 25 September 2018

STUURGROEP FLEET (NETHERLANDS) B.V.
as Lessor
and
HERTZ AUTOMOBIELEN NEDERLAND B.V.
as Lessee and Servicer
Those Permitted Lessees from time to time becoming Lessees hereunder
and
BNP PARIBAS TRUST CORPORATION UK LIMITED
as Dutch Security Trustee
DUTCH MASTER LEASE AND SERVICING AGREEMENT

Ref: L-269083

Linklaters LLP

Table of Contents
Contents    Page

1	Definitions and Construction 1

2	Nature of Agreement 2

3	Term 9

4	Rent and Lease Charges 10

5	Vehicle Operational Covenants 14

6	Servicer Functions and Compensation 21

7	Certain Representations and Warranties 26

8	Certain Affirmative Covenants 27

9	Default and Remedies Therefor 29

10	Certification of Trade or Business Use 34

11	[Reserved] 34

12	Additional Lessees 34

13	Value Added Tax and Stamp Taxes 35

14	Security and Assignments 36

15	Non-Liability of Lessor 37

16	Non-Petition and No Recourse 37

17	Submission to Jurisdiction 38

18	Governing Law 39

19	Notices 39

20	Entire Agreement 39

21	Modification and Severability 39

22	Survivability 39

23	[Reserved] 40

24	Counterparts 40

i

25	Electronic Execution 40

26	Lessee Termination and Resignation 40

27	Third-Party Rights 41

28	Time of the Essence 41

29	Governing Language 41

30	Power of Attorney 41

31	Rescission or Nullification of this Agreement 41
Annex Form of Affiliate Joinder in Lease    45
Exhibit Form of Lessee Resignation Notice    47
Schedule 1 Common Terms of Motor Third Party Liability Cover    48
Schedule 2 Insurance Broker Letter of Undertaking    49
Schedule 3 Required Contractual Criteria for Vehicle Purchasing Agreements    51
Schedule 4 Draft Transfer and Joint and Several Liability Language to be included in Pro Forma Manufacturer Program    56
Annex 1 Form of Transfer Certificate    58
Annex 2 Form of Acknowledgment of Joint and Several Liability    60
Schedule 5 Form of Initial Lease Vehicle Acquisition Schedule    61

ii

This Agreement (as amended, modified or supplemented from time to time in accordance with the provisions hereof, this “Agreement”) is made on 25 September 2018 and shall become effective at the Effective Time between:

(1)
STUURGROEP FLEET (NETHERLANDS) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated and existing under Dutch law, with its corporate seat in Amsterdam, the Netherlands, having its registered address at Siriusdreef 62, 2132 WT Hoofddorp, the Netherlands, registered with the Trade Register of the Dutch Chamber of Commerce under number 34275100 (“Dutch FleetCo”), as lessor (in such capacity, the “Lessor”);

(2)
HERTZ AUTOMOBIELEN NEDERLAND B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated and existing under Dutch law, with its corporate seat in Amsterdam, the Netherlands, having its registered address at Siriusdreef 62, 2132 WT Hoofddorp, the Netherlands, registered with the Trade Register of the Dutch Chamber of Commerce under number 34049337 (“Dutch OpCo”), as a lessee and as servicer (in such capacity as servicer, the “Servicer”);

(3)
those various Permitted Lessees (as defined herein) from time to time becoming Lessees hereunder pursuant to Clause 12 (Additional Lessees) hereof (each an “Additional Lessee”) as lessees (Dutch OpCo and the Additional Lessees, in their capacities as lessees, each a “Lessee” and, collectively, the “Lessees”); and

(4)	BNP PARIBAS TRUST CORPORATION UK LIMITED, acting through its registered office at 10 Harewood Avenue, London NW1 6AA as Dutch security trustee (in such capacity, the “Dutch Security Trustee”).
Whereas:

(A)
The Lessor has purchased or will purchase Dutch Vehicles from various parties on arm’s length terms pursuant to one or more other motor vehicle purchase agreements or otherwise, in each case, that the Lessor determines shall be leased hereunder.

(B)
The Lessor desires to lease to each Lessee and each Lessee desires to lease from the Lessor certain Lease Vehicles for use in connection with the business of such Lessee, including use by such Lessee’s employees, directors, officers, representatives, agents and other business associates in their personal or professional capacities.

(C)
The Lessor and each Lessee desire the Servicer to perform various servicing functions with respect to the Lease Vehicles (to the extent relating to the Vehicles purported to be leased pursuant to this Agreement), and the Servicer desires to perform such functions, in accordance with the terms hereof.

The Parties hereby agree as follows

1	Definitions and Construction

1.1	Definitions
Except as otherwise defined herein, capitalised terms used herein shall have the meanings assigned to such terms in the master definitions and constructions agreement signed by, amongst others, the parties hereto dated the Signing Date as amended, modified or supplemented from time to time (the “Master Definitions and Constructions Agreement”).

All Clause or paragraph references herein shall refer to clauses, Clauses or paragraphs of this Agreement, except as otherwise provided herein.

1.2	Rules of Construction

1.2.1
In this Agreement, including the preamble, recitals, attachments, schedules, annexes, exhibits and joinders hereto, unless the context otherwise requires, words and expressions used have the constructions ascribed to them in clause 2 (Principles of Interpretation and Construction) of the Master Definitions and Constructions Agreement.

1.2.2
If any obligations of a party to this Agreement or provisions of this Agreement are subject to or contrary to any mandatory principles of applicable law, compliance with such obligations and/or provisions of this Agreement shall be deemed to be subject to such mandatory principles (or waived) to the extent necessary to be in compliance with such law.

1.2.3
In this Agreement, the term “sub-lease” means any underlease, sub-lease, license or mandate in relation to the use of a Lease Vehicle between a Lessee as lessor and a sub-lessee as lessee but does not include, for the avoidance of doubt, any arrangements and normal business operations involving the ultimate return of Lease Vehicles from locations not operated by a Lessee to drop locations of such Lessee (and ancillary use or transportation of such Lease Vehicles in relation thereto).

1.2.4	Words in Dutch used in this Agreement and having a specific legal meaning should prevail over the English translation.

1.3	Scope of Agreement
The parties hereto acknowledge that this Agreement is only being entered into in connection with the Vehicles purported to be leased pursuant to this Agreement, the Dutch Collateral and the Dutch Related Documents and that there is a separate Spanish Master Lease being entered into between, inter alios, Spanish FleetCo and Spanish OpCo in connection with the Spanish Vehicles, Spanish Collateral and the Spanish Related Documents.

1.4	Effectiveness
The parties hereto acknowledge and agree that the rights and obligations under this Agreement shall become effective at the Effective Time.

2	Nature of Agreement

(a)
Each Lessee and the Lessor acknowledges that the relationship between the Lessor and each Lessee pursuant to this Agreement shall be only that of a lessor (verhuurder) and a lessee (huurder) and that any lease of Lease Vehicles granted pursuant to this Agreement shall be a lease (huur) governed by Dutch law and title to the Lease Vehicles will at all times remain with the Lessor. No Lessee shall acquire by virtue of this Agreement any rights in or option to purchase any Lease Vehicles leased to it whatsoever, other than the right of possession and use as provided by this Agreement.

(b)	[Reserved]

2.1	Lease of Vehicles

2.1.1	Lease of Existing Fleet. From the Closing Date and subject to the terms and provisions hereof and the Global Deed of Termination and Release, each Lessee and the Lessor hereto agree that:

(i)
on the Closing Date (A) the Lessor shall lease to each Lessee and (B) such Lessee shall lease from the Lessor, in each case, all Vehicles leased (as at the Closing Date) pursuant to the Dutch master lease agreement entered into on 6 August 2007 (as such agreement has been amended and restated from time to time) between Hertz Automobielen Nederland B.V. (as lessee thereunder), Stuurgroep Fleet (Netherlands) B.V. (as lessor thereunder) and BNP Paribas Trust Corporation UK Limited (as borrower security trustee) thereunder (which such agreement shall, for the purposes of this Clause 2.1, be referred to as the “Terminated Dutch Master Lease”);

(ii)
on the Closing Date, all rights and obligations of each party under the Terminated Dutch Master Lease shall be terminated in accordance with the provisions of the Global Deed of Termination and Release dated on or around the date hereof;

(iii)
from and including the Closing Date, the Vehicles leased pursuant to this Clause 2.1.1 shall be leased in accordance with the terms and provisions of this Dutch Master Lease and each party hereto shall have the rights and obligations provided for in this Agreement in connection with the Vehicles referred to in this Clause 2.1.1; and

(iv)	the Capitalized Cost of each Vehicle leased pursuant to this Clause 2.1.1 shall be equal to such Vehicle’s net book value immediately prior to such Vehicle’s Vehicle Lease Commencement Date.

2.1.2
Agreement to Lease. From time to time, subject to the terms and provisions hereof (including satisfaction of the conditions precedent set forth in Clause 2.1.3 (Conditions Precedent to Lease of Lease Vehicles)), the Lessor agrees to lease to each Lessee, and each Lessee agrees to lease from the Lessor, those certain Lease Vehicles identified on Lease Vehicle Acquisition Schedules and Intra-Lease Lessee Transfer Schedules produced from time to time by or on behalf of such Lessee pursuant to Clauses 2.1.4 (Lease Vehicle Purchases and Lease Vehicle Acquisition Schedules) and 2.2.2 (Intra-Lease Transfers), respectively.

2.1.3
Conditions Precedent to Lease of Lease Vehicles. The agreement of the Lessor to commence leasing any Lease Vehicle to any Lessee hereunder is subject to the following conditions precedent being satisfied at the time the Lessor orders such Lease Vehicles:

(i)
No Default. No Lease Event of Default shall have occurred and be continuing on the Vehicle Lease Commencement Date for such Lease Vehicle or would result from the leasing of such Lease Vehicle hereunder, and no Potential Lease Event of Default with respect to any event or condition specified in Clause 9.1.1 (Events of Default), Clause 9.1.5 (Events of Default) or Clause 9.1.8 (Events of Default) shall have occurred and be continuing on the Vehicle

Lease Commencement Date for such Lease Vehicle or would result from the leasing of such Lease Vehicle hereunder;

(ii)	Funding. Dutch FleetCo shall have sufficient available funding to purchase such Lease Vehicle;

(iii)
Representations and Warranties. The representations and warranties contained in Clause 7 (Certain Representations and Warranties) are true and correct in all material respects (unless any such representation or warranty contains a materiality limitation by its terms, in which case such representation or warranty shall be true and correct) as of such date (unless any such representation or warranty by its terms makes reference to a specific date, in which case, such representation or warranty shall be true and correct for such specific date);

(iv)	Eligible Vehicle. Such Lease Vehicle is an Eligible Vehicle or in the case of any Credit Vehicle will be an Eligible Vehicle following payment of the purchase price in respect thereof;

(v)	Vehicle Purchasing Agreement. Such Lease Vehicle has been ordered in accordance with the terms of the relevant Vehicle Purchasing Agreement;

(vi)	Lease Expiration Date. The Lease Expiration Date has not occurred; and

(vii)
Payment. If such Lease Vehicle was purchased by Dutch FleetCo on non-credit terms, Dutch FleetCo has paid in full the purchase price for such Lease Vehicle and if such Lease Vehicle was purchased on credit terms by Dutch FleetCo, such Lease Vehicle has been delivered to or (as the case may be) is available for collection by Dutch FleetCo.

2.1.4	Lease Vehicle Purchases and Lease Vehicle Acquisition Schedules

(i)
Each Lessee may from time to time request that the Lessor acquires vehicles for the purpose of leasing such vehicles in accordance with the terms of this Agreement. The Lessor may, in its absolute discretion, and provided that the conditions precedent in Clause 2.1.3 (Conditions Precedent to Lease of Lease Vehicles) above have been satisfied or waived, order the relevant vehicles in accordance with the terms of the relevant Vehicle Purchasing Agreement. Each Lessee shall deliver or cause to be delivered to the Lessor one or more schedules identifying the vehicles which the Lessor has acquired pursuant to a Vehicle Purchasing Agreement following a request by such Lessee, which schedules shall include the Basic Lease Vehicle Information (each such schedule, a “Lease Vehicle Acquisition Schedule”). Each Lessee hereby agrees that each such delivery of a Lease Vehicle Acquisition Schedule shall be deemed hereunder to constitute a representation and warranty by such Lessee, to and in favour of the Lessor, that each condition precedent to the leasing of the Lease Vehicles identified in such Lease Vehicle Acquisition Schedule has been satisfied as of the date of such delivery.

(ii)
During the period from the Vehicle Lease Commencement Date in respect of a Lease Vehicle to the date that such Lease Vehicle is first identified on a Lease Vehicle Acquisition Schedule, the existence of a lease between the

Lessor and a Lessee in respect of that Lease Vehicle shall be evidenced and determined by reference to the records of the Lessor (which such records shall be held to be correct for all purposes unless manifestly erroneous).

(iii)
The Lease Vehicle Acquisition Schedule for each Lease Vehicle to be leased hereunder on the Closing Date shall be substantially in the form as set out in Schedule 5 (Form of Initial Lease Vehicle Acquisition Schedule).

2.1.5	Lease Vehicle Acceptance or Non-conforming Lease Vehicle Rejection

(i)
Subject to paragraph (ii) below, with respect to any vehicle identified on a Lease Vehicle Acquisition Schedule and made available for lease by the Lessor to any Lessee, such Lessee shall have the right to inspect such vehicle within five days of receipt (or such shorter period as may be contemplated under the applicable Vehicle Purchasing Agreement) (the “Inspection Period”) of such vehicle and either accept or, if such vehicle is a Non-conforming Lease Vehicle, reject such vehicle, provided that such Lessee shall be deemed to have accepted such vehicle as a Lease Vehicle unless it has notified the Lessor in writing that such vehicle is a Non-conforming Lease Vehicle during the Inspection Period (the delivery date of such written notice, the “Rejection Date”). If such Lessee timely notifies the Lessor that such vehicle is a Non-conforming Lease Vehicle, then such Non-conforming Lease Vehicle with respect to which such Lessee has so notified the Lessor shall be a “Rejected Vehicle”.

(ii)
Notwithstanding paragraph (i) above, a Lessee will only be entitled to reject any Lease Vehicle delivered to it by or on behalf of the Lessor (A) if the Lessor is itself entitled to reject such Lease Vehicle under the relevant Vehicle Purchasing Agreement pursuant to which such Vehicle was ordered and (B) subject to the same conditions (to the extent applicable) as to rejection as may be applicable to the Lessor under the relevant Vehicle Purchasing Agreement in respect of such Vehicle.

(iii)
The Lessor shall cause the Servicer to dispose of a Rejected Vehicle described in paragraph (i) above (including by returning such Rejected Vehicle to the seller thereof in accordance with the terms of the applicable Vehicle Purchasing Agreement) in accordance with Clause 6.2 (Servicer Functions with Respect to Lease Vehicle Returns, Disposition and Invoicing).

2.2	Certain Transfers

2.2.1	Sales to Lessee. The Lessor may sell a Lease Vehicle during such Lease Vehicle’s Vehicle Term to the relevant Lessee for an amount equal to the net book value under GAAP of such Lease Vehicle.

2.2.2
Intra-Lease Transfers. From time to time, a particular Lessee (the “Transferor Lessee”) may desire to cease leasing a Lease Vehicle hereunder and another Lessee (the “Transferee Lessee”) may desire to commence leasing such Lease Vehicle hereunder. Upon delivery by such Lessees to the Lessor of written notice identifying by VIN each Lease Vehicle to be so transferred from such Transferor Lessee to such Transferee Lessee (such notice, an “Intra-Lease Lessee Transfer Schedule”), each

Lease Vehicle identified in such Intra-Lease Lessee Transfer Schedule shall cease to be leased by the Transferor Lessee and shall contemporaneously commence being leased to the Transferee Lessee, provided that such transfer does not result in the breach of any prescribed limits relating to Lease Vehicles set out in the Related Documents. Each Lessee agrees that upon such a transfer of any Lease Vehicle from one Lessee to another Lessee pursuant to this Agreement, such Transferor Lessee relinquishes all rights that it has in such Lease Vehicle pursuant to this Agreement. Each Intra-Lease Lessee Transfer Schedule may be delivered electronically and may be delivered directly by either the applicable Transferor Lessee or the applicable Transferee Lessee or on behalf of either such party by any agent or designee of such party.

2.3	[Reserved]

2.4	Return

2.4.1
Lessee Right to Return. Any Lessee may return any Lease Vehicle (other than any Lease Vehicle that has experienced a Casualty or become an Ineligible Vehicle) then leased by such Lessee at any time prior to such Lease Vehicle’s Maximum Lease Termination Date to the Servicer at the location for such Lease Vehicle’s return reasonably specified by the Servicer, provided that, for the avoidance of doubt, the Vehicle Term for such Lease Vehicle will continue until the Vehicle Lease Expiration Date thereof, notwithstanding the prior return of such Lease Vehicle pursuant to this Clause 2.4.1 (Lessee Right to Return).

2.4.2
Lessee Obligation to Return. Each Lessee shall return each Lease Vehicle leased by such Lessee on or prior to such Lease Vehicle’s Maximum Lease Termination Date to the Servicer at the location for such Lease Vehicle’s return reasonably specified by the Servicer (taking into account transportation costs and expected realisable disposition proceeds).

2.5	Redesignation of Vehicles

2.5.1
Mandatory Program Vehicle to Non-Program Vehicle Redesignations. With respect to any Lease Vehicle that is a Program Vehicle leased by any Lessee hereunder as of any date of determination, the Lessor shall on the date specified in Clause 2.5.4 (Timing of Redesignations) redesignate such Lease Vehicle as a Non-Program Vehicle, if:

(i)	a Manufacturer Event of Default is continuing with respect to the Manufacturer of such Lease Vehicle as of such date; or

(ii)
as of any such date occurring after the Minimum Program Term End Date with respect to such Lease Vehicle, such Lease Vehicle was returned as of such date pursuant to the terms of the Manufacturer Program with respect to such Lease Vehicle, the Manufacturer of such Lease Vehicle would not be obliged to pay a repurchase price for such Lease Vehicle, or guarantee the disposition proceeds to be received for such Vehicle, in each case in an amount at least equal to (1) the Net Book Value of such Lease Vehicle, as of such date, minus (2) the Final Base Rent that would be payable in respect of such Lease Vehicle, assuming that such date were the Disposition Date for such Lease Vehicle, minus (3) the Excess Mileage Charges with respect to such Lease Vehicle, that would be applicable as of such date, assuming that such date were the Disposition Date, minus (4) the Excess Damage Charges with respect to such Lease Vehicle, that would be applicable as of such date, assuming that such date were the Disposition Date, minus (5) the Pre-VLCD Program Vehicle Depreciation Amount paid or payable with respect to such Lease Vehicle, as of such date, minus (6) the Program Vehicle Depreciation Assumption True-Up Amount paid or payable with respect to such Lease Vehicle, as of such date.

2.5.2
Optional Program Vehicle to Non-Program Vehicle Redesignations. In addition to Clause 2.5.1 (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) and without limitation thereto, with respect to any Lease Vehicle that is a Program Vehicle leased by any Lessee hereunder as of any date of determination, such Lessee may redesignate such Lease Vehicle as a Non-Program Vehicle upon written notice to the Lessor (which written notice may be delivered electronically and may be delivered directly by such Lessee or on its behalf by any agent or designee of such Lessee), provided that such Lessee shall not redesignate any Program Vehicle as a Non-Program Vehicle pursuant to this Clause 2.5.2 if, after giving effect to such redesignation, an Aggregate Asset Amount Deficiency would exist, unless such redesignation would decrease the amount of such Aggregate Asset Amount Deficiency.

2.5.3
Non-Program Vehicle to Program Vehicle Redesignations. With respect to any Lease Vehicle that is a Non-Program Vehicle leased by any Lessee hereunder as of any date of determination, if such Lease Vehicle was previously designated as a Program Vehicle, then such Lessee may redesignate such Lease Vehicle as a Program Vehicle upon written notice to the Lessor (which written notice may be delivered electronically and may be delivered directly by such Lessee or on its behalf by any agent or designee of such Lessee), provided that such Lessee may not redesignate any such Lease Vehicle as a Program Vehicle if such Lease Vehicle would then be required to be redesignated as a Non-Program Vehicle pursuant to Clause 2.5.1 (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) after designating such Lease Vehicle as a Program Vehicle.

2.5.4
Timing of Redesignations. With respect to any redesignation to be effected pursuant to Clause 2.5.1 (Mandatory Program Vehicle to Non-Program Vehicle Redesignations), such redesignation shall occur as of the first calendar day of the calendar month following the date on which the applicable event or condition described in Clause 2.5.1(ii) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) occurs. With respect to any redesignation to be effected pursuant to Clause 2.5.2 (Optional Program Vehicle to Non-Program Vehicle Redesignations) or 2.5.3 (Non-Program Vehicle to Program Vehicle Redesignations), such redesignation shall occur as of the first calendar day of the calendar month immediately following the calendar month of the date written notice was delivered by the applicable Lessee of such redesignation.

2.5.5
Program Vehicle to Non-Program Vehicle Redesignation Payments. With respect to any Lease Vehicle that is redesignated as a Non-Program Vehicle pursuant to Clause 2.5.1 (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) or

Clause 2.5.2 (Optional Program Vehicle to Non-Program Vehicle Redesignations), the Lessee of such Lease Vehicle as of the close of business on the date of such redesignation shall pay to the Lessor on the Payment Date following the effective date of such redesignation, as determined in accordance with Clause 2.5.4 (Timing of Redesignations), an amount equal to the excess, if any, of the Net Book Value of such Lease Vehicle over the Market Value of such Lease Vehicle, in each case, as of the date of such redesignation (such excess, if any, for such Lease Vehicle, a “Redesignation to Non-Program Amount”).

2.5.6
Non-Program Vehicle to Program Vehicle Redesignation Payments. With respect to any Lease Vehicle that is redesignated as a Program Vehicle pursuant to Clause 2.5.3 (Non-Program Vehicle to Program Vehicle Redesignations), the Lessor shall pay to the Lessee of such Lease Vehicle on the Payment Date following the effective date of such redesignation, as determined in accordance with Clause 2.5.4 (Timing of Redesignations), an amount equal to the excess, if any, of the Net Book Value of such Lease Vehicle (as of the date of such redesignation and calculated assuming that such Lease Vehicle had never been designated as a Non-Program Vehicle) over the Net Book Value of such Lease Vehicle (as of the date of such redesignation but without giving effect to such Lease Vehicle’s redesignation as a Program Vehicle) (such excess, if any, for such Lease Vehicle and such redesignation, the “Redesignation to Program Amount”), provided that:

(i)
no payment shall be required to be made and no payment may be made by the Lessor pursuant to this Clause 2.5.6 to the extent that an Amortization Event or a Potential Amortization Event exists or would be caused by such payment;

(ii)
the amount of any such payment to be made by the Lessor on any such date shall be capped at and be paid from (and the obligation of the Lessor to make such payment on such date shall be limited to) the amount of funds available to the Lessor on such date; and

(iii)
if any such payment from the Lessor is limited in amount pursuant to the foregoing paragraph (i) or (ii), the Lessor shall pay to such Lessee the funds available to the Lessor on such Payment Date and shall pay to such Lessee on each Payment Date thereafter the amount available to the Lessor until such Redesignation to Program Amount has been paid in full to such Lessee.

2.6	Hell-or-High-Water Lease
Each Lessee’s obligation to pay all rent and other sums hereunder shall be absolute and unconditional, and shall not be subject to any abatement, set-off (except as required under Clause 4.9.6 Tax gross-up below), counterclaim, deduction or reduction for any reason whatsoever. The obligations and liabilities of each Lessee hereunder shall in no way be released, discharged or otherwise affected (except as may be expressly provided herein) for any reason, including, without limitation:

2.6.1	any defect in the condition, merchantability, quality or fitness for use of the Lease Vehicles or any part thereof;

2.6.2	any damage to, removal, abandonment, salvage, loss, scrapping or destruction of or any requisition or taking of the Lease Vehicles or any part thereof;

2.6.3	any restriction, prevention or curtailment of or interference with any use of the Lease Vehicles or any part thereof;

2.6.4	any defect in or any Security on title to the Lease Vehicles or any part thereof;

2.6.5	any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of such Lessee or the Lessor;

2.6.6
any bankruptcy, insolvency, reorganisation, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Lessee, the Lessor or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of any Person mentioned above, or by any court;

2.6.7	any claim that such Lessee has or might have against any Person including, without limitation, the Lessor;

2.6.8	any failure on the part of the Lessor or such Lessee to perform or comply with any of the terms hereof or of any other agreement;

2.6.9
any invalidity or unenforceability or disaffirmance of this Agreement or any provision hereof or any of the other Dutch Related Documents or any provision of any thereof, in each case whether against or by such Lessee or otherwise;

2.6.10	any insurance premiums payable by such Lessee with respect to the Lease Vehicles; or

2.6.11
any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not such Lessee shall have notice or knowledge of any of the foregoing and whether or not foreseen or foreseeable.

Each Lessee, to the extent permitted by law, waives all rights now or hereafter available to it under Dutch law to any diminution or reduction of Rent or other amounts payable by such Lessee hereunder. All payments by each Lessee made hereunder shall be final (except to the extent of adjustments provided for herein), absent manifest error and, except as otherwise provided herein, no Lessee shall seek to recover any such payment or any part thereof for any reason whatsoever, absent manifest error. All covenants and agreements of each Lessee herein shall be performed at its cost, expense and risk unless expressly otherwise stated.

3	Term

3.1	Vehicle Term

3.1.1
Vehicle Lease Commencement Date. The “Vehicle Lease Commencement Date” with respect to any Lease Vehicle shall mean the date referenced in the applicable Lease Vehicle Acquisition Schedule with respect to such Lease Vehicle, provided that:

(i)	in respect of Lease Vehicles which were leased under the Terminated Dutch Master Lease, such date shall be the Closing Date;

(ii)
in respect of Lease Vehicles to be leased pursuant to this Agreement and which were not leased under the Terminated Dutch Master Lease, in no event shall such date be a date later than (i) the date that funds are expended by

Dutch FleetCo to acquire such Lease Vehicle or (ii) if earlier, the date on which the Lease Vehicle is delivered, (such date of payment, the “Vehicle Funding Date” for such Lease Vehicle).

3.1.2	Vehicle Term for Lease Vehicles. The “Vehicle Term” with respect to each Lease Vehicle shall extend from the Vehicle Lease Commencement Date through the earliest of:

(i)	the Disposition Date with respect to such Lease Vehicle;

(ii)	if such Lease Vehicle becomes a Rejected Vehicle, the Rejection Date with respect to such Rejected Vehicle; and

(iii)	the Maximum Lease Termination Date with respect to such Lease Vehicle
(the earliest of such three dates being referred to as the “Vehicle Lease Expiration Date” for such Lease Vehicle).

3.1.3	[Reserved]

3.1.4
Lease Vehicles with Multiple Vehicle Terms. For the avoidance of doubt, with respect to any Lease Vehicle that experiences more than one Vehicle Term pursuant to this Agreement, each such Vehicle Term with respect to such Lease Vehicle will be treated as an independent Vehicle Term for all purposes hereunder.

3.2	Dutch Master Lease Term
The “Lease Commencement Date” shall mean the Closing Date. The “Lease Expiration Date” shall mean the later of (i) the date of the final payment in full of the Dutch Notes and (ii) the Vehicle Lease Expiration Date for the last Lease Vehicle leased by the Lessee hereunder. The “Term” of this Agreement shall mean the period commencing on the Lease Commencement Date and ending on the Lease Expiration Date.

4	Rent and Lease Charges
Each Lessee will pay Rent due and payable on a monthly basis as set forth in this Clause 4.

4.1	Depreciation Records and Depreciation Charges
On each Business Day, the Lessor shall establish or cause to be established the Depreciation Charge with respect to each Lease Vehicle, and the Lessor shall maintain, and upon request by a Lessee, deliver or cause to be delivered to such Lessee a record of such Depreciation Charges (such record, the “Depreciation Record”) with respect to each Lease Vehicle leased by such Lessee as of such date, the delivery of which may be satisfied by the Lessor posting or causing to be posted such depreciation records to a password-protected website made available to such Lessees or by any other reasonable means of electronic transmission (including, without limitation, email or other file transfer protocol), and may be made directly by the Lessor or on its behalf by any agent or designee of the Lessor.

4.1.1	Additional rent on the First Payment Date
With respect to the Payment Date falling on 26 November 2018 only, the Monthly Base Rent or Monthly Variable Rent, as applicable, shall also include an amount determined by the Servicer in its reasonable discretion to reflect the depreciation and carrying charges accrued prior to the Closing Date which would have been payable by the Lessee in respect of each relevant Lease Vehicle in accordance with the Dutch Prior Lease had such lease not been terminated on the Closing Date.

4.2	Monthly Base Rent
With respect to any Payment Date and any Lease Vehicle (other than a Lease Vehicle with respect to which the Disposition Date occurred during such Related Month), the “Monthly Base Rent” with respect to such Lease Vehicle for such Payment Date shall equal the pro rata portion (based upon the number of days in the Related Month with respect to such Payment Date that were included in the Vehicle Term for such Lease Vehicle) of the Depreciation Charge for such Lease Vehicle as of the last day of such Related Month calculated on a 30/360 day basis.

4.3	Final Base Rent
With respect to any Payment Date and any Lease Vehicle with respect to which the Disposition Date occurred during such Related Month, the “Final Base Rent” with respect to any such Lease Vehicle for such Payment Date shall be an amount equal to the pro rata portion (based upon the number of days in such Related Month that were included in the Vehicle Term for such Lease Vehicle) of the Depreciation Charge for such Lease Vehicle as of such Disposition Date, calculated on a 30/360 day basis.

4.4	Program Vehicle Depreciation Assumption True-Up Amount
If the Program Vehicle Depreciation Assumption True-Up Amount with respect to any Lease Vehicle is a positive number as of the first day following the end of the Estimation Period for such Lease Vehicle, then the Lessee of such Lease Vehicle shall pay the Lessor such Program Vehicle Depreciation Assumption True-Up Amount with respect to such Lease Vehicle in accordance with Clause 4.8 (Payments).

4.5	Monthly Variable Rent
The “Monthly Variable Rent” for each Payment Date and each Lease Vehicle other than a Lease Vehicle which was a Credit Vehicle on the last day of the Related Month with respect to such Payment Date (w) leased hereunder as of the last day of the Related Month with respect to such Payment Date, (x) the Disposition Date in respect of which occurred during such Related Month, or (y) that was purchased by the applicable Lessee during such Related Month, in each case shall equal the product of:

(i)	the sum of:

(a)
all interest that has accrued on the Dutch Notes during the Interest Period for the Dutch Notes ending on the second Business Day immediately preceding the Determination Date immediately preceding such Payment Date; plus

(b)	all Dutch Carrying Charges with respect to such Payment Date; and

(ii)	the quotient (the “VR Quotient”) obtained by dividing:

(a)	the Net Book Value of such Lease Vehicle as of the last day of such Related Month (or, if earlier, the Disposition Date with respect to such Lease Vehicle); by

(b)
the aggregate Net Book Value as of the last day of such Related Month (or, in any such case, if earlier, the Disposition Date of such Lease Vehicle) of all such Lease Vehicles leased by the Lessor to the Lessees.

4.6	Casualty; Ineligible Vehicles
On the second day of each calendar month, each Lessee shall deliver to the Servicer a list containing each Lease Vehicle leased by such Lessee that suffered a Casualty or became an Ineligible Vehicle in the preceding calendar month (each such list, a “Monthly Casualty Report”). Each such delivery may be satisfied by the applicable Lessee posting such Monthly Casualty Report to a password-protected website made available to the Servicer or by any other reasonable means of electronic transmission (including by e-mail, file transfer protocol or otherwise) and may be so delivered directly by the applicable Lessee or on its behalf by any agent or designee of such Lessee. On the Disposition Date with respect to each Lease Vehicle that suffers a Casualty or becomes an Ineligible Vehicle, (i) the Lessor shall cause title to such Lease Vehicle to be transferred to or at the direction of the Lessee of such Lease Vehicle and (ii) such Lessee shall be entitled to any physical damage insurance proceeds applicable to such Lease Vehicle.

4.7	Payments

4.7.1
Subject to Clause 4.7.3, on each Payment Date and with respect to the Related Month thereto, after giving full credit for any prepayments made pursuant to Clause 4.10 (Prepayments), each Lessee shall pay to the Lessor an amount equal to the sum of the following amounts with respect to each Lease Vehicle leased by such Lessee hereunder to the last day of such Related Month (other than any Lease Vehicle the Disposition Date for which occurred during such Related Month):

(i)	the Monthly Base Rent with respect to such Lease Vehicle as of such Payment Date; plus

(ii)	the Pre-VLCD Program Vehicle Depreciation Amount with respect to such Lease Vehicle, if any; plus

(iii)
if the Program Vehicle Depreciation Assumption True-Up Amount owing with respect to such Lease Vehicle as of such Payment Date is a positive number, then such Program Vehicle Depreciation Assumption True-Up Amount minus all amounts previously paid by the applicable Lessee in respect of such Program Vehicle Depreciation Assumption True-Up Amount; plus

(iv)	the Monthly Variable Rent with respect to such Lease Vehicle as of such Payment Date; plus

(v)	the Redesignation to Non-Program Amount, if any, with respect to such Lease Vehicle for such Payment Date.

4.7.2
Subject to Clause 4.7.3, on each Payment Date and with respect to the Related Month thereto, after giving full credit for any prepayments made pursuant to Clause 4.10 (Prepayments), each Lessee shall pay to the Lessor an amount equal to the sum of the following amounts with respect to each Lease Vehicle leased by such Lessee hereunder as of any day during such Related Month and the Disposition Date for which occurred during such Related Month:

(i)	the Casualty Payment Amount with respect to such Lease Vehicle, if any; plus

(ii)	the Final Base Rent with respect to such Lease Vehicle, if any; plus

(iii)	the Program Vehicle Special Default Payment Amount with respect to such Lease Vehicle, if any; plus

(iv)	the Non-Program Vehicle Special Default Payment Amount with respect to such Lease Vehicle, if any; plus

(v)	the Early Program Return Payment Amount with respect to such Lease Vehicle, if any; plus

(vi)	the Monthly Variable Rent owing with respect to such Lease Vehicle for such Payment Date.

4.7.3
The total amount of Rent payable by the Lessee to the Lessor on each Payment Date shall be adjusted by an amount (positive or negative) as reasonably determined by the Servicer to result in the net income and gains, of the Lessor for the Related Month, calculated in accordance with GAAP, taking into account, inter alia, (i) all interest expenses and other expenses of such Lessor (including, for the avoidance of doubt, such interest and other expenses paid and accrued but not yet paid) (in accordance with GAAP) and (ii) any losses or gains realised as of the last day of the Related Month in respect of the disposal of Non-Programme Vehicles the Lessor during such Related Month) being equal to one twelfth of the Dutch Minimum Profit Amount (the “Rental Adjustment”) provided that the Rental Adjustment shall not result in the Rent being reduced below such amount as is required by the Lessor to make any payments to third parties (including in respect of interest and other amounts payable to the Dutch Noteholder under the Dutch Note) on such Payment Date.

4.8	Making of Payments

4.8.1
All payments hereunder shall be made by the applicable Lessee, or by the Servicer or one or more of its Affiliates on behalf of such Lessee, to, or for the account of, the Lessor in immediately available funds, without set-off, counterclaim or deduction of any kind, except as required under Clause 4.9.6.

4.8.2	All such payments shall be deposited into the Dutch Transaction Account not later than 12.00 noon, London time, on such Payment Date.

4.8.3
If any Lessee pays less than the entire amount of Rent (or any other amounts) due on any Payment Date, after giving full credit for all prepayments made pursuant to Clause 4.10 (Prepayments) with respect to amounts due on such Payment Date, then the payment received from such Lessee in respect of such Payment Date shall be first applied to the Monthly Variable Rent due on such Payment Date.

4.8.4
In the event any Lessee fails to remit payment of any amount due under this Agreement on or before the Payment Date or when otherwise due and payable hereunder, the amount not paid will be considered delinquent and such Lessee shall pay default interest with respect thereto at a rate equal to (i) the effective interest rate payable by

Dutch FleetCo on any overdue amounts owed by Dutch FleetCo with respect to the Dutch Notes or (ii) if no such interest is payable by Dutch FleetCo, EURIBOR plus 1.0 per cent, during the period from the Payment Date on which such delinquent amount was payable until such delinquent amount (with accrued interest) is paid.

4.8.5	EUR is the currency of account payment for any sum due from one party to another under this Agreement.

4.8.6	Tax gross-up:

(i)	Each Lessee shall make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is a Requirement of Law.

(ii)
Each Lessee shall, promptly upon becoming aware that it is required to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Lessor and the Dutch Security Trustee accordingly.

(iii)
If any Lessee is required by law to make a Tax Deduction, the amount of the payment due by such Lessee shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due to the payee if no Tax Deduction had been required.

(iv)
If any Lessee is required to make a Tax Deduction, such Lessee shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(v)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, each Lessee shall deliver to the Lessor and the Dutch Security Trustee evidence reasonably satisfactory to the Lessor that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Tax Authority.

4.9	Prepayments
On any Business Day, any Lessee, or the Servicer or one or more of its Affiliates on behalf of such Lessee, may, at its option, make a non-refundable payment to the Lessor of all or any portion of the Rent or any other amount that is payable by such Lessee hereunder on the Payment Date occurring in the calendar month of such date of payment or the next succeeding Payment Date, in advance of such Payment Date.

4.10	Ordering and Delivery Expenses
With respect to any Lease Vehicle to be leased by any Lessee hereunder, such Lessee shall pay to or at the direction of the Lessor all applicable costs and expenses of freight, packing, handling, storage, shipment and delivery of such Lease Vehicle and all sales and use tax (if any) to the extent that the same have not been included in the Capitalized Cost of such Lease Vehicle, as such inclusion or exclusion has been reasonably determined by the Servicer.

4.11	[Reserved]

5	Vehicle Operational Covenants

5.1	[Reserved]

5.1.1
Maintenance and Repairs. With respect to any Lessee and the Lease Vehicles leased by such Lessee hereunder, such Lessee shall pay for all maintenance and repairs. Each Lessee will pay, or cause to be paid, all usual and routine expenses incurred in the use and operation of Lease Vehicles leased by such Lessee hereunder, including, but not limited to, fuel, lubricants and coolants. Any improvements or additions to any Lease Vehicles shall become and remain the property of the Lessor, except that any addition to any Lease Vehicle made by any Lessee shall remain the property of such Lessee if such addition can be disconnected from such Lease Vehicle without impairing the functioning of such Lease Vehicle or its resale value, excluding such addition.

5.1.2	Insurance. Each Lessee shall:

(i)	arrange for the following insurances to be effected and maintained until the Lease Expiration Date:

(a)
for the Lessor, for itself and, to the extent each or any of the Lessor or a Lessee is required to do so as a Requirement of Law in the jurisdiction in which each or any of the Lessor or a Lessee is located, for any other Person, insurance cover which is a Requirement of Law, including providing protection against:

(I)	liability in respect of bodily injury or death caused to third parties; and

(II)	loss or damage to property belonging to third parties,
in each case arising out of the use of any Lease Vehicle at or above any applicable minimum limits of indemnity/liability as a Requirement of Law or (if higher) which would be considered to be reasonably prudent in the context of the vehicle rental industry (the “Motor Third Party Liability Cover”); and

(b)
for the Lessor, the Dutch Security Trustee and itself, insurance cover providing protection against public and product liability in respect of Vehicles which the Lessor leases to the Lessees in an amount which would be considered to be reasonably prudent in the context of the vehicle rental industry (the “Public/Product Liability Cover”),

(each an “Insurance Policy” and together the “Insurance Policies”), in each case with licensed insurance companies or underwriters;

(ii)
use reasonable endeavours to ensure that the Motor Third Party Liability Cover is endorsed by a non-vitiation clause substantially in the form as set out in Part A (Non-vitiation endorsement) of Schedule 1 (Common Terms of Motor Third Party Liability Cover);

(iii)
use reasonable endeavours to ensure that the Motor Third Party Liability Cover is endorsed by a severability of interest clause substantially in the form as set out in Part B (Severability of interest) of Schedule 1 (Common Terms of Motor Third Party Liability Cover);

(iv)
use reasonable endeavours to ensure that the Motor Third Party Liability Cover is endorsed by a “non-payment of premium” clause substantially in the form as set out in Part C (Notice of non-payment of premium to be sent to the Dutch Security Trustee) of Schedule 1 (Common Terms of Motor Third Party Liability Cover);

(v)
upon knowledge of the occurrence of an event giving rise to a claim under any of the Insurance Policies, arrange for a claim to be filed with the relevant insurance company or underwriters and provide assistance in attempting to bring the claim to a successful conclusion;

(vi)
ensure that the Insurance Policies are renewed or (as the case may be) replaced in a timely manner and shall pay premiums promptly and in accordance with the requirements of the relevant Insurance Policy;

(vii)	notify the Lessor and the Dutch Security Trustee of any material changes to either a Lessee’s or the Lessor’s insurance coverage under any of the Insurance Policies;

(viii)	promptly notify the Lessor and the Dutch Security Trustee of:

(a)	any notice of threatened cancellation or avoidance of any of the Insurance Policies received from the relevant insurer; and

(b)	any failure to pay premiums to the insurer or broker in accordance with the terms of any such Insurance Policies;

(ix)
if any of the Insurance Policies are not kept in full force and effect and/or if a Lessee fails to pay any premiums thereunder, the Lessor has the right, but no obligation, to replace the relevant Insurance Policy or to pay the premiums due (if permitted under the relevant Insurance Policy), as the case may be, and in either case, the Lessee shall indemnify the Lessor for the amount of any premium and any Liabilities incurred in relation to replacement of the relevant Insurance Policy or payment of the premiums due by the Lessor, as the case may be (such indemnity shall be immediately due and payable by such Lessee);

(x)
retain custody of the original Insurance Policy documents and any correspondence regarding claims in respect of any of the Insurance Policies affecting the Lessor and shall supply the original Insurance Policy documents only (but not any claims correspondence) to the Dutch Liquidation Co-ordinator and (if so requested) supply the Lessor and the Dutch Security Trustee with copies thereof;

(xi)
comply, and use reasonable endeavours to ensure that any Affiliate to which a Lease Vehicle has been sub-leased pursuant to this Agreement and any sub-contractor, if any and to the extent required, complies, with the terms and conditions of the Insurance Policies, and shall not consent to, or voluntarily permit any act or omission which might invalidate or render unenforceable the whole or any part of the Insurance Policies;

(xii)	in respect of the Public/Product Liability Cover, if such insurance is obtained through a placing broker (or such placing broker is replaced with another),

use reasonable endeavours to obtain a letter of undertaking substantially in the form set out in Part A (Public/Product Liability Cover) of Schedule 2 (Insurance Broker Letter of Undertaking); and

(xiii)
in respect of the Motor Third Party Liability Cover, if such insurance is obtained through a placing broker (or such placing broker is replaced with another), use reasonable endeavours to obtain a letter of undertaking substantially in the form set out in Part B (Motor Third Party Liability) of Schedule 2 (Insurance Broker Letter of Undertaking).

5.1.3	Ordering and Delivery Expenses. Each Lessee shall be responsible for the payment of all ordering and delivery expenses as set forth in Clause 4.11 (Ordering and Delivery Expenses).

5.1.4
Fees; Traffic Summonses; Penalties and Fines. With respect to any Lessee and the Lease Vehicles leased by such Lessee hereunder and notwithstanding the fact that the Lessor is the legal owner of any Dutch Vehicle, each Lessee shall be responsible for the payment of all registration fees, title fees, licence fees or other similar governmental fees and taxes, including Dutch motor vehicle tax (motorrijtuigenbelasting en belasting zware motorrijtuigen), Dutch car registration tax (belasting personenauto’s en motorrijwielen), all costs and expenses in connection with the transfer of title of, or reflection of the interest of any security holder in, any Lease Vehicle, traffic summonses, penalties, judgments and fines incurred with respect to any Lease Vehicle during the Vehicle Term for such Lease Vehicle or imposed during the Vehicle Term for such Lease Vehicle by any Governmental Authority with respect to such Lease Vehicles and any premiums relating to any of the Insurance Policies under Clause 5.1.2 (Insurance), in connection with such Lessee’s operation of such Lease Vehicles. The Lessor may, but is not required to, make any and all payments pursuant to this Clause 5.1.4 on behalf of such Lessee, provided that such Lessee will reimburse the Lessor in full for any and all payments made pursuant to this Clause 5.1.4.

5.1.5	Registration of Vehicles. Each Lessee and the Servicer shall, with respect to all Vehicles which are intended to be leased to the Lessees pursuant to the terms of this Agreement:

(i)	subject to paragraph (ii) below, procure that in respect of such Vehicles:

(a)	Dutch FleetCo is registered in the RTL Register;

(b)	Dutch OpCo or, following the events set out in paragraph (ii) below, Dutch FleetCo is registered in the RDW Register; and

(c)	Dutch FleetCo receives the ascription code (tenaamstellingscode) from the RDW required for a change in the registration in the RDW Register,
(and in each case arranging for the payment of all applicable registration costs to be for the account of the relevant Lessee pursuant to Clause 5.1.4 (Fees; Traffic Summonses; Penalties and Fines);

(ii)	following effective delivery of a Dutch Acceleration Notice or, as the case may be, in the event that:

(a)
the registration of Dutch FleetCo in the RTL Register in respect of the Vehicles is terminated or, alternatively, any steps are taken or any request is made or proposal is made for the termination of the registration of Dutch FleetCo in the RTL Register in respect of the Vehicles;

(b)
the agreement with respect to the RTL Register between the RDW and Dutch FleetCo (the “RTL Agreement”) is terminated for whatever reason or steps are taken or a request is made or a proposal is made for termination of the RTL Agreement for whatever reason; or

(c)
Dutch FleetCo or the RDW fails to meet its obligations under the RTL Agreement with respect to the RTL Register between the RDW and Dutch FleetCo, including the payment of fees by Dutch FleetCo to the RDW, procure that the Vehicles owned and/or purchased by Dutch FleetCo are registered in the name of Dutch FleetCo in the RDW Register and that the ascription codes (tenaamstellingscodes) which are in its possession are returned to Dutch FleetCo or such entity as Dutch FleetCo nominates (and in each case arranging for the payment of all applicable registration costs to be for the account of the Lessee pursuant to Clause 5.1.4 (Fees; Traffic Summonses; Penalties and Fines),

(iii)
if requested by the Lessor, co-operate in the registration of any other Person in the RDW Register and/or the RTL Register in respect of any Vehicle following the applicable Lease Expiration Date or following the Vehicle Lease Expiration Date except where such Vehicle has become a Casualty or an Ineligible Vehicle and title has been transferred to the relevant Lessee. If requested by the Lessor, Dutch OpCo shall provide to the Lessor a list of all Vehicles registered pursuant to this paragraph (iii) during the previous three calendar months (provided that the Lessor may only make a maximum of two such requests during the course of any calendar year); and

(iv)	provide a list of registered Vehicles to the Board of Directors upon the Board of Directors’ reasonable request, which shall be limited to a maximum of two requests per calendar year.

5.1.6
Licences, authorisations, consents and approvals. Each Lessee shall obtain and maintain for so long as it leases Lease Vehicles hereunder, all governmental licences, authorisations, consents and approvals required to carry on its business as now conducted and for the purposes of the transactions contemplated by this Agreement, except to the extent that the failure is not reasonably likely to result in a Material Adverse Effect.

5.1.7
Landlord’s lien. Each Lessee shall use reasonable efforts to discharge any lien or pledge created in favour of a vehicle garage which is in possession of any Lease Vehicle in relation to any maintenance work.

5.2	Vehicle Use

5.2.1	Each Lessee may use Lease Vehicles leased hereunder in connection with its car rental business, including use by such Lessee’s and its subsidiaries’ employees,

directors, officers, agents, representatives and other business associates in their personal or professional capacities, subject to Clause 6.2 (Servicer Functions with Respect to Lease Vehicle Returns, Disposition and Invoicing), Clause 8.6 (Preservation of rights) and Clause 9 (Default and Remedies Therefor) hereof and Clause 10.2 (Rights of the Dutch Security Trustee upon Amortization Event or Certain Other Events of Default) of the Dutch Facility Agreement. Each Lessee agrees to possess, operate and maintain each Lease Vehicle leased to it in a manner consistent with how such Lessee would possess, operate and maintain such Vehicle were such Lessee the beneficial owner of such Lease Vehicle.

5.2.2	In addition to the foregoing, each Lessee may sublet Lease Vehicles to any of:

(i)
any Person(s), so long as (i) the sublease of such Lease Vehicles satisfies the Non-Franchisee Third Party Sublease Contractual Criteria, (ii) the Lease Vehicles being subleased are being used in connection with such Person(s)’ business and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Clause 5.2.2(i) does not exceed 1 per cent of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement at such time;

(ii)
any franchisee of any Affiliate of any Lessee (and which franchisee, for the avoidance of doubt, may be an Affiliate of any Lessee), so long as (i) the sublease of such Lease Vehicles satisfies the Franchisee Sublease Contractual Criteria, (ii) such franchisee meets the normal credit and other approval criteria for franchises of such Affiliate and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased pursuant to this Clause 5.2.2(ii) at any one time does not exceed 5 per cent of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement at such time;

(iii)
any Affiliate of any Lessee, so long as (i) the sublease of such Lease Vehicles to such Affiliate states in writing that it is subject to the terms and conditions of this Agreement and is subordinate in all respects to this Agreement, (ii) the Lease Vehicles being so subleased are being used in connection with such Affiliate’s business, including use by such Affiliate’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities, provided that no amendments are made to:

(a)	the registration of Dutch FleetCo in the RTL Register; and/or

(b)	the registration of Dutch OpCo or, following the events set out in paragraph 5.1.5(ii) of Clause 5.1.5 (Registration of Vehicles) above, Dutch FleetCo in the RDW Register, and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Clause 5.2.2(iii) does not exceed 5 per cent. of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement; and

(iv)
any Affiliate of any Lessee located in a jurisdiction different to the jurisdiction where the Lessee is located, so long as (i) the sublease of such Lease Vehicles to such Affiliate states in writing that it is subject to the terms and conditions of this Agreement and is subordinate in all respects to this Agreement, (ii) the Lease Vehicles being so subleased are being used in connection with such Affiliate’s business, including use by such Affiliate’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities, provided that no amendments are made to:

(a)	the registration of Dutch FleetCo in the RTL Register; and/or

(b)	the registration of Dutch OpCo or, following the events set out in paragraph 5.1.5(ii) of Clause 5.1.5 (Registration of Vehicles) above, Dutch FleetCo in the RDW Register, and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Clause 5.2.2(iv) does not exceed 1 per cent. of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement.
With respect to any Lease Vehicles subleased pursuant to this Clause 5.2.2 that meet the conditions of both the preceding paragraphs (i) and (ii), as of any date of determination, the Servicer will determine which such Lease Vehicles shall count towards the calculation of the percentage of aggregate Net Book Value in which of the preceding paragraph (i) or (ii) as of such date provided that, no such individual Lease Vehicle shall count towards the calculation of the percentage of aggregate Net Book Value with respect to both paragraphs (i) and (ii) as of such date.
On the first day of each calendar month, each Lessee shall deliver to the Servicer a list identifying each Lease Vehicle subleased by such Lessee pursuant to the preceding paragraph (i) or (ii) and the sublessee of each such Lease Vehicle, in each case, as of the last day of the immediately preceding calendar month, each of which deliveries may be satisfied by the applicable Lessee posting such list to a password-protected website made available to the Servicer or by any other reasonable means of electronic transmission (including by email, file transfer protocol or otherwise) and may be so delivered directly by the applicable Lessee or on its behalf by any agent or designee of such Lessee.
On the first day of each calendar month, each Lessee shall deliver to the Servicer a list identifying each Lease Vehicle subleased by such Lessee pursuant to the preceding paragraphs (iii) and (iv) and the sublessee of each such Lease Vehicle, in each case, as of the last day of the immediately preceding calendar month, each of which deliveries will be satisfied by the Servicer having actual knowledge of each such subleased Lease Vehicle and the related sublessee to whom such Lease Vehicle was then being subleased.
The sublease of any Lease Vehicles permitted by this Clause 5 (Vehicle Operational Covenants) shall not release any Lessee from any obligations under this Agreement.

5.3	Non-Disturbance
With respect to any Lessee, so long as such Lessee satisfies its obligations hereunder, its quiet enjoyment, possession and use of the Lease Vehicles will not be disturbed during the Term subject, however, to Clause 6.2 (Servicer Functions with Respect to Lease Vehicle

Returns, Disposition and Invoicing), Clause 8.6 (Preservation of rights) and Clause 9 (Default and Remedies Therefor) hereof and except that the Lessor and the Dutch Security Trustee each retain the right, but not the duty, to inspect the Lease Vehicles leased by such Lessee without disturbing such Lessee’s business.

5.4	Manufacturer’s Warranties
If a Lease Vehicle is covered by a Manufacturer’s warranty, the Lessee, during the Vehicle Term for such Lease Vehicle, shall have the right to make any claims under such warranty that the Lessor could make.

5.5	Program Vehicle Condition Notices
Upon the occurrence of any event or condition with respect to any Lease Vehicle that is then designated as a Program Vehicle that would reasonably be expected to result in a redesignation of such Lease Vehicle pursuant to Clause 2.5.1(ii) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations), the Lessee of such Lease Vehicle shall notify the Lessor and the Servicer of such event or condition in the normal course of operations.

6	Servicer Functions and Compensation

6.1	Servicer Appointment
Dutch FleetCo has appointed the Servicer in accordance with this Agreement to provide the services in accordance with the terms of this Agreement and the Servicer has accepted such appointment. In connection with the rights, powers and discretions conferred on the Servicer under this Agreement, the Servicer shall have the full power, authority and right to do or cause to be done any and all things which it reasonably considers necessary in relation to the exercise of such rights, powers and discretions in respect of the performance of the relevant services.

6.2	Servicer Functions with Respect to Lease Vehicle Returns, Disposition and Invoicing

6.2.1
With respect to any Lease Vehicle returned by any Lessee pursuant to Clause 2.4 (Return), the Servicer shall direct such Lessee as to the return location with respect to such Lease Vehicle. The Servicer shall act as the Lessor’s agent in returning or otherwise disposing of each Lease Vehicle on the Vehicle Lease Expiration Date with respect to such Lease Vehicle, in each case in accordance with the Servicing Standard.

6.2.2
Upon the Servicer’s receipt of any Program Vehicle returned by any Lessee pursuant to Clause 2.4 (Return), the Servicer shall return such Program Vehicle to the nearest related Manufacturer’s designated return facility or official auction or other facility designated by such Manufacturer at the sole expense of the Lessee thereof unless paid or payable by the Manufacturer thereof in accordance with the terms of the related Manufacturer Program.

6.2.3
With respect to any Lease Vehicle that (i) is a Non-Program Vehicle and is returned to or at the direction of the Servicer pursuant to Clause 2.4 (Return) or (ii) becomes a Rejected Vehicle, the Servicer shall arrange for the disposition of such Lease Vehicle in accordance with the Servicing Standard.

6.2.4
In connection with the disposition of any Lease Vehicle that is a Program Vehicle, the Servicer shall comply with the Servicing Standard in connection with, among other things, the delivery of any documents of transfer signed as necessary, signed condition reports and signed odometer statements to be submitted with such Program Vehicles returned to a Manufacturer pursuant to Clause 2.4 (Return) and accepted by or on behalf of the Manufacturer at the time of such Program Vehicle’s return.

6.2.5
With respect to each Payment Date, each Lessee and the Lease Vehicles leased by each such Lessee hereunder, the Servicer shall calculate all Depreciation Charges, Rent, Casualty Payment Amounts, Program Vehicle Special Default Payment Amounts, Non-Program Vehicle Special Default Payment Amounts, Early Program Return Payment Amounts, Redesignation to Non-Program Amounts, Redesignation to Program Amounts, Program Vehicle Depreciation Assumption True-Up Amounts, Pre-VLCD Program Vehicle Depreciation Amounts, Assumed Remaining Holding Periods, Capitalized Costs, Accumulated Depreciation and Net Book Values. With respect to each Payment Date, the Servicer shall aggregate each Lessee’s Rent due on all Lease Vehicles leased by such Lessee, together with any other amounts due to the Lessor from such Lessee and any credits owing to such Lessee, and provide to the Lessor and such Lessee a monthly statement of the total amount, in a form reasonably acceptable to the Lessor, no later than the Determination Date with respect to such Payment Date.

6.2.6
Upon the occurrence of a Liquidation Event, the Servicer shall dispose of any Lease Vehicles in accordance with the instructions of the Lessor or the Dutch Security Trustee. To the extent the Servicer fails to so dispose of any such Lease Vehicles, the Lessor and the Dutch Security Trustee shall have the right to otherwise dispose of such Lease Vehicles.

6.2.7	In each case, in accordance with the Servicing Standard, the Servicer shall:

(i)	designate (or redesignate, as the case may be) Dutch Vehicles on its computer systems as being leased hereunder;

(ii)	direct payments due in connection with the Manufacturer Programs with respect to Program Vehicles to be deposited directly into the Dutch Collection Account;

(iii)
deposit: (A) all sale proceeds received by the Servicer from sales of Dutch Vehicles to third parties (other than in connection with any related Manufacturer Program); and (B) if a Dutch Leasing Company Amortization Event with respect to Dutch FleetCo has occurred and is continuing, insurance proceeds and warranty payments in respect of such Dutch Vehicles received directly by the Servicer or the Lessor (as the case may be), in each case into the Dutch Collection Account within two Business Days of receipt by the Servicer;

(iv)	furnish the Servicer Report as provided in Clause 6.8 (Servicer Records and Servicer Reports);

(v)
subject to Clause 2.5.1 (Mandatory Program Vehicle to Non-Program Vehicle Redesignation), comply with any obligation to return vehicles to the Manufacturer in accordance with the relevant Manufacturer Program; and

(vi)	otherwise administer and service the Lease Vehicles.

6.2.8
The Servicer shall have full power and authority, acting alone or through any party properly designated by it hereunder (including, without limitation, the related Sub-Servicers, if any, applied pursuant to Clause 6.7 (Sub-Servicers) below) to do any and all things in connection with its servicing and administration duties that it may deem necessary or desirable to accomplish such servicing and administration duties and that does not materially adversely affect the interests of the Lessor or the Noteholders. Any permissive right of the Servicer contained in this Agreement shall not be construed as a duty.

6.3	Required Contractual Criteria
The Servicer shall, prior to the expiry of a Vehicle Purchasing Agreement to which Dutch FleetCo is a party, commence negotiations with the relevant Manufacturers and Dealers on behalf of Dutch FleetCo to renew such Vehicle Purchasing Agreement (where a renewal of the Vehicle Purchasing Agreement is sought) and in circumstances where entry into a Vehicle Purchasing Agreement with a new Manufacturer or Dealer is sought (subject to the conditions below), the Servicer shall negotiate the terms of such new Vehicle Purchasing Agreement on behalf of Dutch FleetCo, including, without limitation, the Required Contractual Criteria (or seeking a waiver from the Dutch Security Trustee in relation to any deviations from the Required Contractual Criteria, provided that the Dutch Security Trustee shall not under any circumstance grant a waiver in respect of a deviation from the substance of paragraphs 1.5 and 1.6 of the Required Contractual Criteria). The Dutch Security Trustee shall grant a waiver in respect of any deviation from paragraph 1.3 of the Required Contractual Criteria such that the bonus payments or other amounts described in paragraph 1.3 of the Required Contractual Criteria are to be payable to or for the account of Dutch FleetCo, provided that each of the following requirements is met:

6.3.1	it receives the approval of the Dutch Security Trustee acting at the written direction of the Issuer Security Trustee, itself acting at the written direction of the Required Noteholders; and

6.3.2
subject to usual qualifications or reservations, the Servicer provides the Dutch Security Trustee with satisfactory legal, taxation and accounting reports or opinions establishing that the deviation will not affect the insolvency remoteness of Dutch FleetCo nor materially increase the tax liability of Dutch FleetCo.

6.4	Servicing Standard and Data Protection
In addition to the duties enumerated in Clause 6.2 (Servicer Functions with Respect to Lease Vehicle Returns, Disposition and Invoicing) and 6.3 (Required Contractual Criteria), the Servicer agrees to perform each of its obligations hereunder in accordance with the Servicing Standard, unless otherwise stated.
In addition, where necessary to enable the Servicer to deliver the services hereunder, for such purposes the Lessor authorises the Servicer to process personal data on behalf of the Lessor in accordance with this Clause 6.4. When the Servicer processes such personal data, the Servicer shall take appropriate technical and organisational measures designed to protect against unauthorised or unlawful processing or personal data and against accidental loss or destruction of, or damage to, personal data. In particular, the Servicer shall process personal data only for the purposes contemplated by this Agreement and shall act only on the instructions of the Lessor (given for such purposes) and shall comply at all times with the principles and provisions set out in the General Data Protection Regulation (EU) 2016/679 (and any subsequent amendments thereto) as if applicable to the Servicer directly and any other applicable laws. The Servicer shall answer the reasonable enquiries of the Lessor to enable the Lessor to monitor the Servicer’s compliance with this Clause 6.4 and the Servicer shall not sub-contract its processing of personal data without the prior written consent of the Lessor.

6.5	Servicer Acknowledgment
The parties to this Agreement acknowledge and agree that Hertz Automobielen Nederland B.V. acts as Servicer of the Lessor pursuant to this Agreement, and, in such capacity, as the agent of the Lessor, for the purposes of performing certain duties of the Lessor under this Agreement and the Dutch Related Documents.

6.6	Servicer’s Monthly Fee

6.6.1
As compensation for the Servicer’s performance of its duties, the Lessor shall pay to or at the direction of the Servicer on each Payment Date (i) a fee (the “Dutch Monthly Servicing Fee”) equal to one-twelfth of the Dutch Servicing Fee and (ii) the reasonable costs and expenses of the Servicer incurred by it during the Related Month as a result of arranging for the sale of Lease Vehicles returned to the Lessor in accordance with Clause 2.4.1 (Lessee Right to Return), provided, however, that such costs and expenses shall only be payable to or at the direction of the Servicer to the extent of any excess of the sale price received by or on behalf of the Lessor for any such Lease Vehicle over the Net Book Value thereof.

6.6.2
All payments required to be made by any party under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim, except that (i) any fees and expenses or other amounts due and payable by the Lessor to the Servicer shall be set off against (ii) any amount owed by the Servicer in such capacity (or as Lessee) to the Lessor at such time under this Agreement.

6.7	Sub-Servicers
The Servicer may delegate to any Person (each such delegee, in such capacity, a “Sub-Servicer”) the performance of part (but not all) of the Servicer’s obligations as Servicer pursuant to this Agreement on the condition that:

6.7.1
the Servicer shall maintain up-to-date records of the Servicer’s obligations as Servicer which have been delegated to any Sub-Servicer, and such records shall contain the name and contact information of the Sub-Servicer;

6.7.2
in delegating any of its obligations as Servicer to a Sub-Servicer, the Servicer shall act as principal and not as an agent of the Lessor and shall use reasonable skill and care in choosing a Sub-Servicer;

6.7.3
the Servicer shall not be released or discharged from any liability under this Agreement, and no liability shall be diminished, and the Servicer shall remain primarily liable for the performance of all of the obligations of the Servicer under this Agreement;

6.7.4
the performance or non-performance and the manner of performance by any Sub-Servicer of any of the obligations of the Servicer as Servicer shall not affect the Servicer’s obligations under this Agreement;

6.7.5
any breach in the performance of the Servicer’s obligations as Servicer by a Sub-Servicer shall be treated as a breach of this Agreement by the Servicer, subject to the Servicer being entitled to remedy such breach for a period of 14 Business Days of the earlier of:

(i)	the Servicer becoming aware of the breach; and

(ii)	receipt by the Servicer of written notice from the Lessor or the Dutch Security Trustee requiring the same to be remedied; and

6.7.6
neither the Lessor nor the Dutch Security Trustee shall have any liability for any act or omission of any Sub-Servicer and shall have no responsibility for monitoring or investigating the suitability of any Sub-Servicer.

6.8	Servicer Records and Servicer Reports

6.8.1
On each Business Day commencing on the date hereof, the Servicer shall prepare and maintain electronic records (such records, as updated each Business Day, the “Servicer Records”), showing each Lease Vehicle by the VIN with respect to such Lease Vehicle.

6.8.2
On the date hereof, the Servicer shall deliver or cause to be delivered to the Issuer Security Trustee and the Dutch Security Trustee the Servicer Records as of such date, which delivery may be satisfied by the Servicer posting, or causing to be posted, such Servicer Records to a password-protected website made available to the Dutch Security Trustee and the Lessor or by any other reasonable means of electronic transmission (including, without limitation, e-mail, file transfer protocol or otherwise).

6.8.3
On each Business Day following the date hereof, the Servicer shall deliver or cause to be delivered to the Dutch Security Trustee a schedule listing all changes to the Servicer Records in respect of the foregoing Clauses 6.8.1 and 6.8.2 since the preceding Business Day (such schedule as delivered each Business Day, a “Servicer Report”), which delivery may be satisfied by the Servicer posting, or causing to be posted, such Servicer Report to a password-protected website made available to the Dutch Security Trustee and the Lessor or by any other reasonable means of electronic transmission (including, without limitation, email, file transfer protocol or otherwise).

6.9	Powers of Attorney
The Lessor shall from time to time, upon receipt of request by the Servicer, promptly give to the Servicer any powers of attorney or other written authorisations or mandates and instruments as are reasonably necessary to enable the Servicer to perform its obligations under this Agreement, provided that any such powers of attorney or other written authorisations or mandates or instruments must be strictly limited to specific matters. Such powers of attorney shall cease to have effect when the Servicer ceases to act as servicer under this Agreement or when the Lessor terminates such power of attorney.

6.10	Servicer’s Agency Limited

The Servicer shall have no authority by virtue of this Agreement to act for or represent Dutch FleetCo as agent or otherwise, save in respect of those functions and duties which it is expressly authorised to perform and discharge by this Agreement and for the period during which this Agreement so authorises it to perform and discharge those functions and duties.

6.11	Resignation of Servicer
The Servicer may, by giving not less than 14 days’ written notice to Dutch FleetCo and the Dutch Security Trustee, resign as Servicer, provided that, other than where all amounts due and payable under the Dutch Facility Agreement are being repaid in full, a replacement Servicer satisfactory to Dutch FleetCo and the Dutch Security Trustee has been or will, simultaneously with the termination of the Servicer’s appointment under this Agreement, be appointed (it being understood that it is Dutch FleetCo’s obligation and not the Dutch Security Trustee’s obligation to negotiate and make such appointment).

7	Certain Representations and Warranties
Dutch OpCo, as Lessee, represents and warrants to the Lessor and the Dutch Security Trustee that as of the Closing Date, and as of each Vehicle Lease Commencement Date, and each Additional Lessee represents and warrants to the Lessor and the Dutch Security Trustee that as of the Joinder Date with respect to such Additional Lessee, and as of each Vehicle Lease Commencement Date applicable to such Additional Lessee occurring on or after such Joinder Date:

7.1	Organisation; Power; Qualification
Such Lessee has been duly incorporated and is validly existing as a limited liability company under the laws of The Netherlands, with corporate power under the laws of the Netherlands to execute and deliver this Agreement and the other Related Documents to which it is a party and to perform its obligations hereunder and thereunder.

7.2	Authorisation; Enforceability
Each of this Agreement and the other Related Documents to which it is a party has been duly authorised, executed and delivered on behalf of such Lessee and, assuming due authorisation, execution and delivery by the other parties hereto or thereto, is a valid and legally binding agreement of such Lessee enforceable against such Lessee in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws affecting creditors’ rights generally).

7.3	Compliance
The execution, delivery and performance by such Lessee of this Agreement and the Dutch Related Documents to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any security, charge or encumbrance upon any of the property or assets of such Lessee other than Security arising under the Dutch Related Documents pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, guarantee, lease financing agreement or other similar agreement or instrument under which such Lessee is a debtor or guarantor (except to the extent that such conflict, breach, creation or imposition is not reasonably likely to have a Lease Material Adverse Effect) nor will such action result in a violation of any provision of applicable law or regulation (except to the extent that such violation is not reasonably likely to result in a Lease Material Adverse Effect) or of the provisions of the Lessee’s articles of association.

7.4	Governmental Approvals
There is no consent, approval, authorisation, order, registration or qualification of or with any Governmental Authority having jurisdiction over such Lessee which is required for the execution, delivery and performance of this Agreement or the Dutch Related Documents (other than such consents, approvals, authorisations, orders, registrations or qualifications as have been obtained or made), except to the extent that the failure to so obtain or effect any such consent, approval, authorisation, order, registration or qualification is not reasonably likely to result in a Lease Material Adverse Effect.

7.5	[Reserved]

7.6	[Reserved]

7.7	Dutch Supplemental Documents True and Correct
All information contained in any material Dutch Supplemental Document that has been submitted, or that may hereafter be submitted, by such Lessee to the Lessor is, or will be, true, correct and complete in all material respects.

7.8	[Reserved]

7.9	[Reserved]

7.10	Eligible Vehicles
Each Lease Vehicle is or will be, as the case may be, on the applicable Vehicle Lease Commencement Date, an Eligible Vehicle or in the case of any Credit Vehicle will be an Eligible Vehicle following payment of the purchase price in respect thereof.

8	Certain Affirmative Covenants
Until the expiration or termination of this Agreement, and thereafter until the obligations of each Lessee under this Agreement and the Dutch Related Documents are satisfied in full, each Lessee covenants and agrees that, unless at any time the Lessor and the Dutch Security Trustee shall otherwise expressly consent in writing, it will:

8.1	Corporate Existence; Foreign Qualification
Do and cause to be done at all times all things necessary to: (i) maintain and preserve its limited liability existence; and (ii) comply with all Contractual Obligations and Requirements of Law binding upon it, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to result in a Lease Material Adverse Effect.

8.2	Books, Records, Inspections and Access to Information

8.2.1	Maintain complete and accurate books and records with respect to the Lease Vehicles leased by it under this Agreement and the other Dutch Collateral;

8.2.2
at any time and from time to time during regular business hours, upon reasonable prior notice from the Lessor, the Dutch Security Trustee or the Issuer Security Trustee (acting upon the instructions of the Required Noteholders), permit the Lessor or the Dutch Security Trustee (or such other Person who may be designated from time to time by the Lessor or the Dutch Security Trustee) to examine and make copies of such books, records and documents in the possession or under the control of such Lessee relating to the Lease Vehicles leased by it under this Agreement and the other Dutch Collateral;

8.2.3
permit any of the Lessor, the Dutch Security Trustee or the Issuer Security Trustee (acting upon the instructions of the Required Noteholders) (or such other Person who may be designated from time to time by any of the Lessor, the Dutch Security Trustee or the Issuer Security Trustee) to visit the office and properties of such Lessee for the purpose of examining such materials, and to discuss matters relating to the Lease Vehicles leased by such Lessee under this Agreement with such Lessee’s independent public accountants or with any of the Authorized Officers of such Lessee having knowledge of such matters, all at such reasonable times and as often as the Lessor, the Dutch Security Trustee or the Issuer Security Trustee may reasonably request;

8.2.4
upon the request of the Lessor, the Dutch Security Trustee or the Issuer Security Trustee (acting upon the instructions of the Required Noteholders) from time to time, make reasonable efforts (but not disrupt the ongoing normal course rental of Lease Vehicles to customers) to confirm to the Lessor, the Dutch Security Trustee and/or the Issuer Security Trustee the location and mileage (as recorded in the Servicer’s computer systems) of each Lease Vehicle leased by such Lessee hereunder and to make available for the Lessor’s, the Dutch Security Trustee’s and/or the Issuer Security Trustee’s inspection within a reasonable time period such Lease Vehicle at the location where such Lease Vehicle is then domiciled; and

8.2.5
during normal business hours and with prior notice of at least three Business Days, make its records pertaining to the Lease Vehicles leased by such Lessee hereunder available to the Lessor, the Dutch Security Trustee or the Issuer Security Trustee (acting upon the instructions of the Required Noteholders) for inspection at the location or locations where such Lessee’s records are normally domiciled, provided that, in each case, the Lessor agrees that it will not disclose any information obtained pursuant to this Clause 8.2 that is not otherwise publicly available without the prior approval of such Lessee, except that the Lessor may disclose such information (x) to its officers, employees, attorneys and advisers, in each case on a confidential and need-to-know basis, and (y) as required by applicable law or compulsory legal process.

8.3	[Reserved]

8.4	Merger
Not merge or consolidate with or into any other Person unless (i) the applicable Lessee is the surviving entity of such merger or consolidation or (ii) the surviving entity of such merger or consolidation expressly assumes such Lessee’s obligations under this Agreement.

8.5	Reporting Requirements
Furnish, or cause to be furnished to the Lessor and the Dutch Security Trustee:

8.5.1
no later than the prescribed statutory deadline required by its articles of association and in any event by no later than six months after the end of each financial year, its audited Annual Financial Statements together with the related auditors’ report(s);

8.5.2
promptly after becoming aware thereof, (a) notice of the occurrence of any Potential Lease Event of Default or Lease Event of Default, together with a written statement of an Authorized Officer of such Lessee describing such event and the action that such Lessee proposes to take with respect thereto, and (b) notice of any Amortization Event.

The financial data that shall be delivered to the Lessor and the Dutch Security Trustee pursuant to this Clause 8.5 shall be prepared in conformity with GAAP.
Documents, reports, notices or other information required to be furnished or delivered pursuant to this Clause 8.5 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which any Lessee posts such documents, or provides a link thereto on Dutch OpCo’s or any Parent’s website (or such other website address as any Lessee may specify by written notice to the Lessor and the Dutch Security Trustee from time to time) or (ii) on which such documents are posted on Dutch OpCo’s or any Parent’s behalf on an internet or intranet website to which the Lessor and the Dutch Security Trustee have access (whether a commercial, government or third-party website or whether sponsored by or on behalf of the Dutch Security Trustee).

8.6	Preservation of Rights
Preserve and/or exercise and/or enforce its rights and/or shall procure that the same are preserved, exercised or enforced on its behalf (including by the Dutch Security Trustee) in respect of the Dutch Vehicles, including, but not limited to, promptly notifying any Insolvency Official of a Manufacturer or Dealer of any retention of title existing in respect of one or more Dutch Vehicles in favour of the Lessor.

9	Default and Remedies Therefor

9.1	Events of Default
Any one or more of the following will constitute an event of default (a “Lease Event of Default”) as that term is used herein:

9.1.1	there occurs a default in the payment of any Rent or other amount payable by any Lessee under this Agreement that continues for a period of five consecutive Business Days;

9.1.2	any unauthorised assignment or transfer of this Agreement by any Lessee occurs;

9.1.3
the failure of any Lessee to observe or perform any other covenant, condition, agreement or provision hereof, including, but not limited to, usage, and maintenance that in any such case has a Lease Material Adverse Effect, and such default continues for more than 30 consecutive days after the earlier of the date written notice thereof is delivered by the Lessor or the Dutch Security Trustee to such Lessee or the date an Authorized Officer of such Lessee obtains actual knowledge thereof;

9.1.4
if (i) any representation or warranty made by any Lessee herein is inaccurate or incorrect or is breached or is false or misleading as of the date of the making thereof or any schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of any Lessee to the Lessor or the Dutch Security Trustee is false or misleading on the date as of which the facts therein set forth are stated or certified, (ii) such inaccuracy, breach or falsehood has a Lease Material Adverse Effect with respect to the Lessor, and (iii) the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading, as the case may be, shall not have been eliminated or otherwise cured for 30 consecutive days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor or the Dutch Security Trustee to the applicable Lessee and (y) the date an Authorized Officer of the applicable Lessee learns of such circumstance or condition;

9.1.5	an Event of Bankruptcy occurs with respect to Hertz or with respect to any Lessee;

9.1.6
this Agreement or any portion thereof ceases to be in full force and effect (other than in accordance with its terms or as otherwise expressly permitted in the Dutch Related Documents) or a proceeding shall be commenced by any Lessee to establish the invalidity or unenforceability of this Agreement, in each case other than with respect to any Lessee that at such time is not leasing any Lease Vehicles hereunder;

9.1.7	a Servicer Default occurs; or

9.1.8	a Liquidation Event occurs.
For the avoidance of doubt, with respect to any Potential Lease Event of Default or Lease Event of Default, if the event or condition giving rise (directly or indirectly) to such Potential Lease Event of Default or Lease Event of Default, as applicable, ceases to be continuing (through cure, waiver or otherwise), then such Potential Lease Event of Default or Lease Event of Default, as applicable, will cease to exist and will be deemed to have been cured for every purpose under the Dutch Related Documents.

9.2	Effect of Lease Event of Default
If any Lease Event of Default set forth in Clause 9.1.1, 9.1.2, 9.1.5, 9.1.6 or 9.1.8 (Events of Default) shall occur and be continuing, the Lessee’s right of possession with respect to any Lease Vehicles leased hereunder shall be subject to the Lessor’s option to terminate such right as set forth in Clause 9.3 (Rights of Lessor Upon Lease Event of Default) and 9.4 (Liquidation Event and Non-Performance of Certain Covenants).

9.3	Rights of Lessor Upon Lease Event of Default

9.3.1
If a Lease Event of Default shall occur and be continuing, then the Lessor may proceed by appropriate court action or actions available to it under Dutch law to enforce performance by any Lessee of the applicable covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Clause 9.5 (Measure of Damages).

9.3.2
If any Lease Event of Default set forth in Clause 9.1.1, 9.1.2, 9.1.5, 9.1.6 or 9.1.8 (Events of Default) shall occur and be continuing, then (i) the Lessor shall have the right to serve notice on the other parties hereto, a “Master Lease Termination Notice”, and following service of such notice shall have the right (a) to terminate any Lessee’s rights of use and possession hereunder of all or a portion of the Lease Vehicles leased hereunder by such Lessee, (b) to take possession of all or a portion of the Lease Vehicles leased by any Lessee hereunder, (c) to peaceably enter upon the premises of any Lessee or other premises where Lease Vehicles may be located and take possession of all or a portion of the Lease Vehicles and thenceforth hold, possess and enjoy the same free from any right of any Lessee, or its successors or assigns, and to use such Lease Vehicles for any purpose whatsoever and (d) to direct delivery by the Servicer of the ascription codes (tenaamstellingscode) for all or a portion of the Lease Vehicles and (ii) the Lessees, at the request of the Lessor or the Dutch Security Trustee acting on the Instructions of the Required Noteholders, shall return or cause to be returned all Lease Vehicles to the Lessor or the Dutch Security Trustee, as the case may be.

9.3.3
Each and every power and remedy hereby specifically given to the Lessor will be in addition to every other power and remedy hereby specifically given or now or hereafter available to it under Dutch law and each and every power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by the Lessor, provided, however, that the measure of damages recoverable against such Lessee will in any case be calculated in accordance with Clause 9.5 (Measure of Damages). All such powers and remedies will be cumulative, and the exercise of one will not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Lessor in the exercise of any such power or remedy and no renewal or extension of any payments due hereunder will impair any such power or remedy or will be construed to be a waiver of any default or any acquiescence therein, provided that, for the avoidance of doubt, any exercise of any such right or power shall remain subject to each condition expressly specified in any Related Document with respect to such exercise. Any extension of time for payment hereunder or other indulgence duly granted to any Lessee will not otherwise alter or affect the Lessor’s rights or the obligations hereunder of such Lessee. The Lessor’s acceptance of any payment after it will have become due hereunder will not be deemed to alter or affect the Lessor’s rights hereunder with respect to any subsequent payments or defaults therein.

9.4	Liquidation Event and Non-Performance of Certain Covenants

9.4.1
If a Liquidation Event shall have occurred and be continuing, the Dutch Security Trustee and the Issuer Security Trustee shall have the rights against each Lessee and the Dutch Collateral provided in the Dutch Security Trust Deed and Issuer Security Trust Deed, upon a Liquidation Event, including, in each case, the right to serve a Master Lease Termination Notice on the other parties hereto, following service of such notice shall have the right (i) to terminate any Lessee’s rights of possession hereunder of all or a portion of the Lease Vehicles leased hereunder by such Lessee, (ii) to take possession of all or a portion of the Lease Vehicles leased by any Lessee hereunder, (iii) to peaceably enter upon the premises of any Lessee or other premises where Lease Vehicles may be located and take possession of all or a portion of the Lease

Vehicles and thenceforth hold, possess and enjoy the same free from any right of any Lessee, or its successors or assigns, and to use such Lease Vehicles for any purpose whatsoever and (iv) to direct delivery by the Servicer of the ascription codes (tenaamstellingscode) for all or a portion of the Lease Vehicles.

9.4.2
During the continuance of a Liquidation Event, the Servicer shall return any or all Lease Vehicles that are Program Vehicles to the related Manufacturers in accordance with the instructions of the Lessor. To the extent any Manufacturer fails to accept any such Program Vehicles under the terms of the applicable Manufacturer Program, the Lessor shall have the right to otherwise dispose of such Program Vehicles and to direct the Servicer to dispose of such Program Vehicles in accordance with its instructions.

9.4.3
Notwithstanding the exercise of any rights or remedies pursuant to this Clause 9.4, the Lessor will, nevertheless, have a right to recover from such Lessee any and all amounts (for the avoidance of doubt, as limited by Clause 9.5 (Measure of Damages)) as may be then due.

9.4.4
In addition, following the occurrence of a Liquidation Event, the Lessor shall have all of the rights, remedies, powers, privileges and claims vis-a-vis each Lessee, necessary or desirable to allow the Dutch Security Trustee to exercise the rights, remedies, powers, privileges and claims given to the Dutch Security Trustee pursuant to Clause 10.2 (Rights of the Dutch Security Trustee upon Amortization Event or Certain Other Events of Default) of the Dutch Facility Agreement, and each Lessee acknowledges that it has hereby granted to the Lessor all such rights, remedies, powers, privileges and claims granted by the Lessor to the Dutch Security Trustee pursuant to clause 10 of the Dutch Facility Agreement and that the Dutch Security Trustee may act in lieu of the Lessor in the exercise of all such rights, remedies, powers, privileges and claims.

9.4.5
The Dutch Security Trustee may only take possession of, or exercise any of the rights or remedies specified in this Agreement with respect to, such number of Lease Vehicles necessary to generate disposition proceeds in an aggregate amount sufficient to pay each Dutch Note with respect to which a Liquidation Event is then continuing as set forth in the Issuer Facility Agreement, taking into account the receipt of proceeds of all other vehicles being disposed of that have been pledged to secure such Dutch Note.

9.5	Measure of Damages
If a Lease Event of Default or Liquidation Event occurs and the Lessor or the Dutch Security Trustee exercises the remedies granted to the Lessor or the Dutch Security Trustee under Clause 8.6 (Preservation of rights), this Clause 9 (Default and Remedies Therefor) or Clause 10.2 of the Dutch Facility Agreement, the amount that the Lessor shall be permitted to recover from any Lessee as payment shall be equal to:

9.5.1
all Rent for each Lease Vehicle leased by such Lessee hereunder to the extent accrued and unpaid as of the earlier of the date of the return to the Lessor of such Lease Vehicle or disposition by the Servicer of such Lease Vehicle in accordance with the terms of this Agreement and all other payments payable under this Agreement by such Lessee, accrued and unpaid as of such date; plus

9.5.2
any reasonable out-of-pocket damages and expenses, including reasonable attorneys’ fees and expenses that the Lessor or the Dutch Security Trustee will have sustained by reason of such a Lease Event of Default or Liquidation Event, together with reasonable sums for such attorneys’ fees and such expenses as will be expended or incurred in the seizure, storage, rental or sale of the Lease Vehicles leased by such Lessee hereunder or in the enforcement of any right or privilege hereunder or in any consultation or action in such connection, in each case to the extent reasonably attributable to such Lessee; plus

9.5.3
interest from time to time on amounts due from such Lessee and unpaid under this Agreement at EURIBOR plus 1.0 per cent computed from the date of such a Lease Event of Default or Liquidation Event or the date payments were originally due to the Lessor by such Lessee under this Agreement or from the date of each expenditure by the Lessor or the Dutch Security Trustee, as applicable, that is recoverable from such Lessee pursuant to this Clause 9 (Default and Remedies Therefor), as applicable, to and including the date payments are made by such Lessee.

9.6	Servicer Default
Any of the following events will constitute a default of the Servicer (a “Servicer Default”) as that term is used herein:

9.6.1
the failure of the Servicer to comply with or perform any provision of this Agreement or any other Related Document that has a Lease Material Adverse Effect with respect to the Servicer, the Lessor or any Lessee, and such default continues for more than 30 consecutive days after the earlier of the date written notice is delivered by the Lessor or the Dutch Security Trustee to the Servicer or the date an Authorized Officer of the Servicer obtains actual knowledge thereof;

9.6.2	an Event of Bankruptcy occurs with respect to the Servicer;

9.6.3
the failure of the Servicer to make any payment when due from it hereunder or under any of the other Dutch Related Documents or to deposit any Dutch Collections received by it into the Dutch Transaction Account when required under the Dutch Related Documents and, in each case, such failure continues for five consecutive Business Days after the earlier of (a) the date written notice is delivered by the Lessor or the Dutch Security Trustee to the Servicer or (b) the date an Authorized Officer of the Servicer obtains actual knowledge thereof, except to the extent that failure to remain in such compliance would not reasonably be expected to result in a Lease Material Adverse Effect with respect to the Lessor; or

9.6.4
if (I) any representation or warranty made by the Servicer relating to the Dutch Collateral in any Dutch Related Document is inaccurate or incorrect or is breached or is false or misleading as of the date of the making thereof or any schedule, certificate, financial statement, report, notice or other writing relating to the Dutch Collateral furnished by or on behalf of the Servicer to the Lessor or the Dutch Security Trustee pursuant to any Dutch Related Document is false or misleading on the date as of which the facts therein set forth are stated or certified, (II) such inaccuracy, breach or falsehood has a Lease Material Adverse Effect with respect to the Lessor, and (III) the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading, as the case may be, shall not have been eliminated or otherwise cured for at least 30 consecutive days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor or the Dutch Security Trustee to the Servicer and (y) the date an Authorized Officer of the Servicer obtains actual knowledge of such circumstance or condition.
In the event of a Servicer Default, the Lessor or the Dutch Security Trustee, in each case acting pursuant to Clause 9.23(d) (Servicer Default) of the Dutch Facility Agreement, shall have the right to replace the Servicer as servicer.
For the avoidance of doubt, with respect to any Servicer Default, if the event or condition giving rise (directly or indirectly) to such Servicer Default ceases to be continuing (through cure, waiver or otherwise), then such Servicer Default will cease to exist and will be deemed to have been cured for every purpose under the Dutch Related Documents.

9.7	Application of Proceeds
The proceeds of any sale or other disposition pursuant to Clause 9.2 (Effect of Lease Event of Default) or Clause 9.3 (Rights of Lessor Upon Lease Event of Default) shall be applied by the Lessor in accordance with the terms of the Dutch Related Documents.

10	Certification of Trade or Business Use
Each Lessee hereby warrants and certifies that it intends to use the Lease Vehicles that are subject to this Agreement in connection with its trade or business.

11	[Reserved]

12	Additional Lessees
Subject to the prior consent of Dutch FleetCo (such consent not to be unreasonably withheld or delayed) any Affiliate of Dutch OpCo that was incorporated under the laws of The Netherlands (each a “Permitted Lessee”) shall have the right to become a Lessee under and pursuant to the terms of this Agreement by complying with the provisions of this Clause 12 provided that the Lessor shall provide its consent to such Permitted Lessee becoming a Lessee pursuant to the terms of this Clause 12 provided further that (i) the Lessor may not unreasonably withhold or delay the giving of such consent and (ii) the Lessor shall be deemed to have given such consent if it fails to give written notification of its refusal to provide such consent within five Business Days of any request for such consent from Dutch OpCo or any other Party). If a Permitted Lessee desires to become a Lessee under this Agreement, then such Permitted Lessee shall execute (if appropriate) and deliver to the Lessor and the Dutch Security Trustee:

12.1	a Joinder in Lease Agreement substantially in the form attached hereto as Annex A (each an “Affiliate Joinder in Lease”);

12.2
the articles of association for such Permitted Lessee, together with a recent extract from the Trade Register of the Dutch Chamber of Commerce relating to such Permitted Lessee, duly certified by an Authorized Officer of such Permitted Lessee;

12.3	copies of resolutions of the Board of Directors or other authorising action of such Permitted Lessee authorising or ratifying the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement, duly certified by an Authorized Officer of such Permitted Lessee;

12.4
a certificate of an Authorized Officer of such Permitted Lessee certifying the names of the individual or individuals authorised to sign the Affiliate Joinder in Lease and any other Related Documents to be executed by it, together with samples of the true signatures of each such individual;

12.5
an Officer’s Certificate stating that such joinder by such Permitted Lessee complies with this Clause 12 and an opinion of counsel, which may be based on an Officer’s Certificate and is subject to customary exceptions and qualifications (including, without limitation any insolvency laws, stating that (a) all conditions precedent set forth in this Clause 12 relating to such joinder by such Permitted Lessee have been complied with and (b) upon the due authorisation, execution and delivery of such Affiliate Joinder in Lease by the parties thereto, such Affiliate Joinder in Lease will be enforceable against such Permitted Lessee; and

12.6
any additional documentation that the Lessor or the Dutch Security Trustee may reasonably require to evidence the assumption by such Permitted Lessee of the obligations and liabilities set forth in this Agreement.

Upon satisfaction of the foregoing conditions and receipt by such Permitted Lessee of the applicable Affiliate Joinder in Lease executed by the Lessor and provided that each Committed Note Purchaser and Conduit Investor has provided prior written consent to such Permitted Lessee becoming a Lessee hereunder, such Permitted Lessee shall for all purposes be deemed to be a Lessee for the purposes of this Agreement and shall be entitled to the benefits and subject to the liabilities and obligations of a Lessee hereunder.

13	Value Added Tax and Stamp Taxes

13.1	Sums Payable Exclusive of VAT
All sums or other consideration set out in this Agreement or otherwise payable or provided by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is or becomes chargeable (if any) on any supply or supplies for which sums or other consideration (or any part thereof) are the whole or part of the consideration for VAT purposes.

13.2	Payment of Amounts in Respect of VAT
Where, pursuant to the terms of this Agreement, any party (the “Supplier”) makes a supply to any other party (the “Recipient”) hereto for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier is required to account to the relevant Tax Authority):

13.2.1
where the Supplier is the Lessee, the Recipient shall, following receipt from the Supplier of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such VAT; and

13.2.2
where the Supplier is the Lessor, the Recipient shall pay to the Supplier (in addition to and at the same time as paying any other consideration for such supply) a sum equal to the amount of such VAT, and the Supplier shall, following receipt of such sum and (unless otherwise required pursuant to any Requirement of Law) not before, provide the Recipient with a valid VAT invoice in respect of such supply.

13.3	Cost and Expenses
References in this Agreement to any fee, cost, loss, disbursement, commission, damages, expense, charge or other liability incurred by any party to this Agreement and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of, or the amount of which is to be taken into account in any calculation or computation set out in, this Agreement shall include such part of such fee, cost, loss, disbursement, commission, damages, expense, charge or other liability as represents any VAT, but only to the extent that such first party is not entitled to a refund (by way of a credit or repayment) in respect of such VAT from any relevant Tax Authority.

14	Security and Assignments

14.1	Rights of Lessor Pledged to Trustee
Each Lessee acknowledges that the Lessor has pledged or will pledge all of its rights under this Agreement to the Dutch Security Trustee pursuant to the Dutch Security Documents. Accordingly, each Lessee agrees that:

14.1.1
upon the occurrence of a Lease Event of Default or Liquidation Event, the Dutch Security Trustee may exercise (for and on behalf of the Lessor) any right or remedy against such Lessee provided for herein and such Lessee will not interpose as a defence that such claim should have been asserted by the Lessor;

14.1.2
upon the delivery by the Dutch Security Trustee of any notice to such Lessee stating that a Lease Event of Default or a Liquidation Event has occurred, such Lessee will, if so requested by the Dutch Security Trustee, comply with all obligations under this Agreement that are asserted by the Dutch Security Trustee, as the Lessor hereunder, irrespective of whether such Lessee has received any such notice from the Lessor; and

14.1.3
such Lessee acknowledges that, pursuant to this Agreement, it has agreed to make all payments of Rent hereunder (and any other payments hereunder) directly to the Dutch Security Trustee for deposit in the Dutch Transaction Account.

14.2	Right of the Lessor to Assign or Transfer its rights or obligations under this Agreement
The Lessor shall have the right to finance the acquisition and ownership of Lease Vehicles under this Agreement by, without limitation, selling, assigning or transferring any of its rights and/or obligations under this Agreement to the Issuer Security Trustee for the benefit of the Noteholders, provided, however, that any such sale, assignment or transfer shall be subject to the rights and interest of the Lessees in the Lease Vehicles, including, but not limited to, the Lessees’ right of quiet and peaceful possession of such Lease Vehicles as set forth in Clause 5.3 (Non-Disturbance) hereof, and under this Agreement.

14.3	Limitations on the Right of the Lessees to Assign or Transfer their rights or obligations under this Agreement

No Lessee shall assign or transfer or purport to assign or transfer any right or obligation under this Agreement to any other party.

14.4	Security
The Lessor may grant security interests in the Lease Vehicles leased by any Lessee hereunder without consent of any Lessee. Except for Permitted Security, each Lessee shall keep all Lease Vehicles free of all Security arising during the Term. If on the Vehicle Lease Expiration Date for any Lease Vehicle, there is Security on such Lease Vehicle, the Lessor may, in its discretion, remove such Security and any sum of money that may be paid by the Lessor in release or discharge thereof, including reasonable attorneys’ fees and costs, will be paid by the Lessee of such Lease Vehicle upon demand by the Lessor.

15	Non-Liability of Lessor
As between the Lessor and each Lessee, acceptance for lease of each Lease Vehicle pursuant to Clause 2.1.5 (Lease Vehicle Acceptance or Non-conforming Lease Vehicle Rejection) shall constitute such Lessee’s acknowledgment and agreement that such Lessee has fully inspected such Lease Vehicle, that such Lease Vehicle is in good order and condition and is of the manufacture, design, specifications and capacity selected by such Lessee and that such Lessee is satisfied that the same is suitable for this use. Each Lessee acknowledges that the Lessor is not a Manufacturer or agent thereof or primarily engaged in the sale or distribution of Lease Vehicles. Each Lessee acknowledges that the Lessor makes no representation, warranty or covenant, express or implied in any such case, as to the fitness, safeness, design, merchantability, condition, quality, durability, suitability, capacity or workmanship of the Lease Vehicles in any respect or in connection with or for any purposes or uses of any Lessee and makes no representation, warranty or covenant, express or implied in any such case, that the Lease Vehicles will satisfy the requirements of any law or any contract specification, and as between the Lessor and each Lessee, such Lessee agrees to bear all such risks at its sole cost and expense. Each Lessee specifically waives all rights to make claims against the Lessor and any Lease Vehicle for breach of any warranty of any kind whatsoever, and each Lessee leases each Lease Vehicle “as is”. Upon the Lessor’s acquisition of any Lease Vehicle identified in a request from any Lessee pursuant to Clause 2.1.4, the Lessor shall in no way be liable for any direct or indirect damages or inconvenience resulting from any defect in or loss, theft, damage or destruction of any Lease Vehicle or of the cargo or contents thereof or the time consumed in recovery repairing, adjusting, servicing or replacing the same and there shall be no abatement or apportionment of rental at such time. The Lessor shall not be liable for any failure to perform any provision hereof resulting from fire or other casualty, natural disaster, riot or other civil unrest, war, terrorism, strike or other labour difficulty, governmental regulation or restriction, or any cause beyond the Lessor’s direct control. In no event shall the Lessor be liable for any inconveniences, loss of profits or any other special, incidental, or consequential damages, whatsoever or howsoever caused (including resulting from any defect in or any theft, damage, loss or failure of any Lease Vehicle).
The Lessor shall not be responsible for any liabilities (including any loss of profit) arising from any delay in the delivery of, or failure to deliver, any Lease Vehicle to any Lessee.

16	Non-Petition and No Recourse

16.1	Non-Petition
Notwithstanding anything to the contrary in this Agreement or any Dutch Related Document, only the Dutch Security Trustee may pursue the remedies available under the general law or under the Dutch Security Trust Deed to enforce this Agreement, the Dutch Security or a Dutch Note and no other Person shall be entitled to proceed directly against Dutch FleetCo in respect hereof (unless the Dutch Security Trustee, having become bound to proceed in accordance with the terms of the Dutch Related Documents, fails or neglects to do so). Each party to this Agreement hereby agrees with and acknowledges to each of Dutch FleetCo and the Dutch Security Trustee until the date falling one year and one day after the Legal Final Payment Date that:

16.1.1
it shall not have the right to take or join any person in taking any steps against Dutch FleetCo for the purpose of obtaining payment of any amount due from Dutch FleetCo (other than serving a written demand subject to the terms of the Dutch Security Trust Deed); and

16.1.2
neither it nor any Person on its behalf shall initiate or join any person in initiating an Event of Bankruptcy or the appointment of any Insolvency Official in relation to Dutch FleetCo, provided that the Dutch Security Trustee shall have the right to take any action pursuant to and in accordance with the relevant Dutch Related Documents and Dutch Security Documents.

The provisions of this Clause 16.1 shall survive the termination of this Agreement.

16.2	No Recourse
Each party to this Agreement agrees with and acknowledges to each of Dutch FleetCo and the Dutch Security Trustee that, notwithstanding any other provision of any Dutch Related Document, all obligations of Dutch FleetCo to such entity are limited in recourse as set out below:

16.2.1
sums payable to it in respect of any of Dutch FleetCo’s obligations to it shall be limited to the lesser of (i) the aggregate amount of all sums due and payable to it and (ii) the aggregate amounts received, realised or otherwise recovered by or for the account of the Dutch Security Trustee in respect of the Dutch Security, whether pursuant to enforcement of the Dutch Security or otherwise; and

16.2.2
upon the Dutch Security Trustee giving written notice that it has determined in its sole opinion that there is no reasonable likelihood of there being any further realisations in respect of the Dutch Security (whether arising from an enforcement of the Dutch Security or otherwise) which would be available to pay unpaid amounts outstanding under the relevant Dutch Related Documents, it shall have no further claim against Dutch FleetCo in respect of any such unpaid amounts and such unpaid amounts shall be discharged in full.

The provisions of this Clause 16.2 shall survive the termination of this Agreement.

17	Submission to Jurisdiction

17.1
The parties agree that the courts of Amsterdam have exclusive jurisdiction to settle any Dispute arising out of or in connection with this Agreement and therefore irrevocably submit to the jurisdiction of those courts.

17.2	The parties agree that the courts of Amsterdam are an appropriate and convenient forum to settle Disputes between them and, accordingly, the parties will not argue to the contrary.

18	Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Dutch law.

19	Notices
Unless otherwise specified herein, all notices, communications, requests, instructions and demands by any Party hereto to another shall be delivered in accordance with the provisions of clause 3 of the Master Definitions and Construction Agreement and clause 23 (Notices) of the Dutch Security Trust Deed.

20	Entire Agreement
This Agreement and the other agreements specifically referenced herein constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement, together with the Manufacturer Programs, the Lease Vehicle Acquisition Schedules, the Intra-Lease Lessee Transfer Schedules and any other related documents attached to this Agreement (including, for the avoidance of doubt, all related joinders, exhibits, annexes, schedules, attachments and appendices), in each case solely to the extent to which such Manufacturer Programs, schedules and documents relate to Lease Vehicles, will constitute the entire agreement regarding the leasing of Lease Vehicles by the Lessor to each Lessee.

21	Modification and Severability
The terms of this Agreement will not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever unless the same shall be in writing and signed and delivered by the Lessor, the Servicer, the Dutch Security Trustee and each Lessee, subject to any restrictions on such waivers, alterations, modifications, amendments, supplements or terminations set forth in the Dutch Facility Agreement. If any part of this Agreement is not valid or enforceable according to law, all other parts will remain enforceable. For the avoidance of doubt, the execution and/or delivery of and/or performance under any Affiliate Joinder in Lease, Lease Vehicle Acquisition Schedule or Intra-Lease Lessee Transfer Schedule shall not constitute a waiver, alteration, modification, supplement or termination to or of this Agreement.

22	Survivability
In the event that, during the term of this Agreement, any Lessee becomes liable for the payment or reimbursement of any obligations, claims or taxes pursuant to any provision hereof, such liability will continue, notwithstanding the expiration or termination of this Agreement, until all such amounts are paid or reimbursed by or on behalf of such Lessee.

23	[Reserved]

24	Counterparts
This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

25	Electronic Execution
This Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each party hereto. The words “execution”, “signed”, “signature” and words of like import in this Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) or in any amendment or other modification hereof (including, without limitation, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be.

26	Lessee Termination and Resignation
With respect to any Lessee except for Dutch OpCo, upon such Lessee (the “Resigning Lessee”) delivering irrevocable written notice to the Lessor, the Servicer and the Dutch Security Trustee that such Resigning Lessee desires to resign its role as a Lessee hereunder (such notice, substantially in the form attached as Exhibit A hereto, a “Lessee Resignation Notice”), such Resigning Lessee shall immediately cease to be a Lessee hereunder, and, upon such occurrence, event or condition, the Lessor, the Servicer and the Dutch Security Trustee shall be deemed to have released, waived, remised, acquitted and discharged such Resigning Lessee and such Resigning Lessee’s directors, officers, employees, managers, shareholders and members of and from any and all claims, expenses, damages, costs and liabilities arising or accruing in relation to such Resigning Lessee on or after the delivery of such Lessee Resignation Notice to the Lessor, the Servicer and the Dutch Security Trustee (the time of such delivery, the “Lessee Resignation Notice Effective Date”); provided that, as a condition to such release and discharge, the Resigning Lessee shall pay to the Lessor all payments due and payable with respect to each Lease Vehicle leased by the Resigning Lessee hereunder, including without limitation any payment listed under Clause 4.8 (Payments), as applicable to each such Lease Vehicle, as of the Lessee Resignation Notice Effective Date; provided further that, the Resigning Lessee shall return or reallocate all Lease Vehicles at the direction of the Servicer in accordance with Clause 2.4 (Return); provided further that, with respect to any Resigning Lessee, such Resigning Lessee shall not be released or otherwise relieved under this Clause 26 from any claim, expense, damage, cost or liability arising or accruing prior to the Lessee Resignation Notice Effective Date with respect to such Resigning Transferor.

27	Third-Party Rights
This Agreement is made for the benefit of the Issuer Security Trustee (and the Noteholders and their assigns) for no consideration pursuant to Section 6:253 (4) of the Dutch Civil Code. A Person (other than the Issuer Security Trustee (and the Noteholders and their assigns)) who is not a party to this Agreement has no right under article 6:253 of the Dutch Civil Code to enforce or to enjoy the benefit of any term of this Agreement. By countersigning this Agreement, the Issuer Security Trustee for itself and acting on behalf of the Noteholders and their assigns accepts the third-party stipulation contained in this Clause 27.

28	Time of the Essence
Subject to any grace periods provided hereunder, time shall be of the essence of this Agreement as regards any time, date or period, whether as originally agreed or altered by agreement between all the parties (and, where required, with consent) or in any other manner provided in this Agreement, for the performance by each Lessee of its obligations under this Agreement.

29	Governing Language
This Agreement is in the English language. If this Agreement is translated into another language, the English text prevails, save that words in Dutch used in this Agreement and having specific legal meaning under Dutch law will prevail over the English translation.

30	Power of Attorney
If an entity incorporated in the Netherlands is represented by an attorney or attorneys in connection with the signing, execution or delivery of this Agreement or any document, agreement or deed referred to herein or made pursuant hereto, the relevant power of attorney is expressed to be governed by the laws of the Netherlands and it is hereby expressly acknowledged and accepted by the other parties that such laws shall govern the existence and extent of such attorney’s or attorneys’ authority and the effects of the exercise thereof.

31	Rescission or Nullification of this Agreement
Each Lessee irrevocably waives any right under any applicable law to rescind (ontbinden) or nullify (vernietigen) this Agreement in whole or in part and any right to suspend (opschorten) any obligation under this Agreement.

Lessor
STUURGROEP FLEET (NETHERLANDS) B.V.

By:     /s/ E.M. van Ankeren         /s/ P.C. van der Linden
    Name: E.M. van Ankeren P.C. van der Linden
Title: Managing Director Proxyholder

Interust Management B.V.
Managing Director

Lessee and Servicer
HERTZ AUTOMOBIELEN NEDERLAND B.V.

By:     /s/ Bryn Cavers-Davies
    Name: Bryn Cavers-Davies
Title: Authorised Signatory

Dutch Security Trustee
BNP PARIBAS TRUST CORPORATION UK LIMITED

By: /s/ Helen Tricard Name: Helen Tricard Title: Director	/s/ Clive Kentish

Annex
Form of Affiliate Joinder in Lease
THIS AFFILIATE JOINDER IN LEASE AGREEMENT (this “Joinder”) is executed as of [●] 20[●] (with respect to this Joinder and the Joining Party, the “Joinder Date”), by [●], a [●] (“Joining Party”), and delivered to Stuurgroep Fleet (Netherlands) B.V., an entity established in The Netherlands (“Dutch FleetCo”), as lessor pursuant to the Dutch Master Lease and Servicing Agreement, dated as of [●] 2018 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Lease”), among Dutch FleetCo as Lessor, Hertz Automobielen Nederland B.V. (“Dutch OpCo”) as a Lessee and as Servicer, those affiliates of Dutch OpCo from time to time becoming Lessees thereunder (together with Dutch OpCo, the “Lessees”) and BNP Paribas Trust Corporation UK Limited as Dutch security trustee (the “Dutch Security Trustee”). Capitalised terms used herein but not defined herein shall have the meanings provided for in the Lease.
Recitals:
Whereas, the Joining Party is a Permitted Lessee; and
Whereas, the Joining Party desires to become a “Lessee” under and pursuant to the Lease.
Now, therefore, the Joining Party agrees as follows:
Agreement:

1
The Joining Party hereby represents and warrants to and in favour of Dutch FleetCo and the Dutch Security Trustee that (i) the Joining Party is an Affiliate of Dutch OpCo, (ii) all of the conditions required to be satisfied pursuant to Clause 12 (Additional Lessees) of the Lease in respect of the Joining Party becoming a Lessee thereunder have been satisfied, and (iii) all of the representations and warranties contained in Clause 7 (Certain Representations and Warranties) of the Lease with respect to the Lessees are true and correct as applied to the Joining Party as of the date hereof.

2
From and after the date hereof, the Joining Party hereby agrees to assume all of the obligations of a Lessee under the Lease and agrees to be bound by all of the terms, covenants and conditions therein.

3
By its execution and delivery of this Joinder, the Joining Party hereby becomes a Lessee for all purposes under the Lease. By its execution and delivery of this Joinder, Dutch FleetCo and the Dutch Security Trustee each acknowledges that the Joining Party is a Lessee for all purposes under the Lease.

4
The parties agree that the courts of Amsterdam have exclusive jurisdiction to settle any Dispute arising out of or in connection with this Joinder and therefore irrevocably submit to the jurisdiction of those courts. The parties agree that the courts of Amsterdam are an appropriate and convenient forum to settle Disputes between them and, accordingly, the parties will not argue to the contrary.

5	This Joinder and any non-contractual obligations arising out of or in connection with it are governed by Dutch law.

In witness whereof, the Joining Party has caused this Joinder to be duly executed as of the day and year first above written.
[Name of Joining Party]
By:        _________________________________
Name:        _________________________________
Title:        _________________________________
Address:     _________________________________
Attention:     _________________________________
Telephone:     _________________________________
Facsimile:     _________________________________
Accepted and Acknowledged by:
STUURGROEP FLEET (NETHERLANDS) B.V.
By:        _________________________________
Name:        _________________________________
Title:        _________________________________
BNP PARIBAS TRUST CORPORATION UK LIMITED
as Dutch Security Trustee
By:        _________________________________
Name:        _________________________________
Title:        _________________________________

Exhibit
Form of Lessee Resignation Notice
[●]
[Dutch FleetCo as Lessor]
[Hertz Automobielen Nederland B.V. as Servicer]
Re: Lessee Termination and Resignation
Ladies and Gentlemen
Reference is hereby made to the Dutch Master Lease and Servicing Agreement, dated as of [●] 2018 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Dutch Master Lease”), among Dutch FleetCo as Lessor, Hertz Automobielen Nederland B.V. (“Dutch OpCo”) as a Lessee and as Servicer, those affiliates of Hertz from time to time becoming Lessees thereunder (together with Dutch OpCo, the “Lessees”) and BNP Paribas Trust Corporation UK Limited as Dutch Security Trustee. Capitalised terms used herein and not otherwise defined shall have the meanings assigned to them in the Dutch Master Lease.
Pursuant to Clause 26 (Lessee Termination and Resignation) of the Dutch Master Lease, [●] (the “Resigning Lessee”) provides Dutch FleetCo, as Lessor, and Dutch OpCo, as Servicer, irrevocable, written notice that such Resigning Lessee desires to resign as “Lessee” under the Dutch Master Lease.
Nothing herein shall be construed to be an amendment or waiver of any requirements of the Dutch Master Lease.
[Name of Resigning Lessee]
By:    _________________________________
Name:    _________________________________
Title:    _________________________________

Schedule 1
Common Terms of Motor Third Party Liability Cover
Part A
Non-vitiation endorsement
The Insurer undertakes to each Insured that this Policy will not be invalidated as regards the rights and interests of each such Insured and that the Insurer will not seek to avoid or deny any liability under this Policy because of any act or omission of any other Insured which has the effect of making this Policy void or voidable and/or entitles the Insurer to refuse indemnity in whole or in any material part in respect of any claims under this Policy as against such other Insured. For the purposes of this part only “Insured” shall not include any “Authorised Driver”.
Part B
Severability of interest
The Insurer agrees that cover hereunder shall apply in the same manner and to the same extent as if individual policies had been issued to each Insured, provided that the total liability of the Insurers to all of the Insureds collectively shall not exceed the sums insured and the limits of indemnity (including any inner limits set by memorandum or endorsement stated in this Policy).
Part C
Notice of non-payment of premium to be sent to the Dutch Security Trustee
No cancellation unless thirty days’ notice.
In the event of non-payment of premium, this Policy may at the sole discretion of the Insurer be cancelled by written notice to the Insureds and [●] [or replacement Dutch Security Trustee], stating when (not less than 30 days thereafter) the cancellation shall be effective. Such notice of cancellation shall be withdrawn and shall be void and ineffective in the event that premium is paid by or on behalf of any of the Insureds prior to the proposed cancellation date.
Notices
The address for delivery of a notice to [●] [or replacement Dutch Security Trustee] will be as follows:
Address:
Tel:
Fax:
Email:
Attention:

Schedule 2
Insurance Broker Letter of Undertaking
Part A
Public/Product Liability Cover
To:    [Lessor and the Dutch Security Trustee]
Dear Sirs
Letter of Undertaking
Hertz Automobielen Nederland B.V. (the “Company”)

1
We confirm that the Public/Product Liability Cover providing protection against public and product liability in respect of Vehicles has been effected for the account of the Company, Stuurgroep Fleet (Netherlands) B.V. and BNP Paribas Trust Corporation UK Limited.

2	We confirm that such Public/Product Liability Cover is in an amount which would be considered to be reasonably prudent in the context of the vehicle rental industry.

3
We confirm that such Public/Product Liability Cover is in full force and effect as of the date of this letter. The current policy will expire on [●] unless it is cancelled, terminated or liability thereunder is fully discharged prior to that date.

This letter shall be governed by Dutch law.
Yours faithfully
…………………………………………..

Date: [●]

Part B
Motor Third Party Liability
To:    [Lessor]
Dear Sirs
Letter of Undertaking
Hertz Automobielen Nederland B.V., (the “Company”)

1
We confirm that the Motor Third Party Liability Cover providing protection which is required as a matter of law, including providing protection against (i) liability in respect of bodily injury or death caused to third parties, and (ii) loss or damage to property belonging to third parties, in each case arising out of the use of any Vehicle has been effected for the account of the Company, Stuurgroep Fleet (Netherlands) B.V., and to the extent that each or either of the aforementioned parties are required to do so as a matter of law in the jurisdiction in which each or either of them or a Vehicle is located, for any other Person.

2
We confirm that such Motor Third Party Liability Cover is in an amount which is at or above any applicable minimum limits of indemnity/liability required as a matter of law or (if higher) which would be considered to be reasonably prudent in the context of the vehicle rental industry.

3
We confirm that such Motor Third Party Liability Cover is in full force and effect as of the date of this letter. The current policy will expire on [●] unless it is cancelled, terminated or liability thereunder is fully discharged prior to that date.

This letter shall be governed by Dutch law.
Yours faithfully
…………………………………………..

Date: [●]

Schedule 3
Required Contractual Criteria for Vehicle Purchasing Agreements

1	Provisions to be applied to all Vehicle Purchasing Agreements to be entered into by Dutch Fleetco
Each Vehicle Purchasing Agreement will in substance satisfy the following contractual requirements:

1.1	Parties
Vehicle Purchasing Agreements to which Dutch FleetCo is a party may include contractual terms permitting the accession of Dutch OpCo (or another Affiliate of The Hertz Corporation other than Dutch FleetCo) as an additional purchaser/seller.
If any Vehicle Purchasing Agreement provides that Dutch OpCo (or any other Affiliate of The Hertz Corporation other than Dutch FleetCo) may purchase/sell Vehicles in accordance with the terms of such Vehicle Purchasing Agreement, the obligations of Dutch FleetCo and Dutch OpCo (or other Affiliate of The Hertz Corporation other than Dutch FleetCo, as applicable) under that Vehicle Purchasing Agreement will in all cases need to be several, and provide that Dutch FleetCo will not have any liability for the obligations of Dutch OpCo (or such other Affiliate of The Hertz Corporation, as applicable).
Alternatively, existing Vehicle Purchasing Agreements to which Dutch OpCo (or other Affiliate of The Hertz Corporation other than Dutch FleetCo) is a party may be amended to provide that Dutch FleetCo may accede to such Vehicle Purchasing Agreements (satisfying the Dutch Required Contractual Criteria) and that Dutch FleetCo will not have any liability for the obligations of Dutch OpCo (or other Affiliate of The Hertz Corporation).

1.2	Separate obligations
Each Vehicle Purchasing Agreement will satisfy the following criteria:

(a)	Dutch FleetCo shall not under any circumstances have any liability for the obligations of Dutch OpCo (in its capacity as guarantor, purchaser of vehicles or otherwise) thereunder; and

(b)
to the extent that Dutch OpCo (or any other Affiliate of The Hertz Corporation other than Dutch FleetCo) enters into or is a party to any other Vehicle Purchasing Agreements with the same Manufacturer/Dealer (each such Vehicle Purchasing Agreement to which Dutch OpCo or other Affiliate of The Hertz Corporation other than Dutch FleetCo is a party being a “Dutch OpCo Specific Agreement”), Dutch FleetCo shall not under any circumstances have any liability for the obligations of Dutch OpCo (or such other Affiliate of The Hertz Corporation, as the case may be) under such Dutch OpCo Specific Agreement.

1.3	Volume rebates etc.
A Vehicle Purchasing Agreement may provide that any bonus payment or other amount (howsoever described) payable or to be made available by a Manufacturer/Dealer as a result of Dutch FleetCo (or Dutch FleetCo and/or Dutch OpCo (and/or any other relevant Affiliate of The Hertz Corporation) under such Vehicle Purchasing Agreement and/or any Dutch OpCo

Specific Agreement, as applicable) meeting any minimum vehicle purchase level in that relevant year, be payable to or for the account of Dutch OpCo (rather than Dutch FleetCo). For the avoidance of doubt, Dutch FleetCo may however take the benefit of reductions applied to purchase prices applicable to vehicles as a result of any such minimum vehicle purchase levels being reached.
Notwithstanding the foregoing where a Vehicle Purchasing Agreement provides that in the event that any minimum vehicle purchase level in the relevant year is not met:

(a)
any bonus, payment, benefit or reductions applied to purchase prices on Vehicles purchased by Dutch FleetCo or other amount (howsoever described) is recoverable by or repayable to a Manufacturer/Dealer; or

(b)	any penalty or other amount (howsoever described) is payable to such Manufacturer/Dealer, such Vehicle Purchasing Agreement shall provide that, in each case, such amounts will only be reclaimed from, payable by or otherwise recoverable from Dutch OpCo or another Affiliate of The Hertz Corporation other than Dutch FleetCo.

1.4	Confidentiality and public disclosure of terms of Vehicle Purchasing
Each Vehicle Purchasing Agreement will need to be disclosed to the Dutch Security Trustee and possibly other providers of credit or liquidity enhancement to the Transaction.

1.5	Non-petition
Each Vehicle Purchasing Agreement will contain an irrevocable and unconditional covenant or undertaking given by the relevant Manufacturer/Dealer that such Manufacturer/Dealer shall not be entitled and shall not initiate or take any step in connection with:

(a)	liquidation, bankruptcy or insolvency (or any similar or analogous proceedings or circumstances) of Dutch FleetCo; or

(b)	the appointment of an insolvency officer in relation to Dutch FleetCo or any of its assets whatsoever, provided that, to the extent that a Vehicle Purchasing Agreement provides that such covenant or undertaking will terminate upon a given date, such date shall be no earlier than the date falling one year and one day after the Legal Final Payment Date.

1.6	Limited recourse
Each Vehicle Purchasing Agreement will contain an irrevocable covenant or undertaking given by the relevant Manufacturer/Dealer that such Manufacturer/Dealer shall not be entitled to, and shall not, initiate or take any step in connection with the commencement of legal proceedings (howsoever described) to recover any amount owed to it by Dutch FleetCo under the relevant Vehicle Purchasing Agreement; this covenant will be unconditional except that the relevant Manufacturer/Dealer may commence legal proceedings to the extent that the only relief sought against Dutch FleetCo pursuant to such proceedings is the re-possession of relevant Vehicle(s) pursuant to applicable retention of title provisions provided for under the relevant Vehicle Purchasing Agreement, provided that, to the extent that a Vehicle Purchasing Agreement provides that such covenant or undertaking will terminate upon a given date, such date shall be no earlier than the date falling one year and one day after the Legal Final Payment Date.

2	Provisions to be applied to all Manufacturer Programs to be entered into by a FleetCo
Each Manufacturer Program will in substance satisfy the following additional contractual requirements:

2.1	Assignment and transfers
Each Manufacturer Program will contain terms that permit Dutch FleetCo to assign by way of security or pledge any of its rights under such agreement to the Dutch Security Trustee. Any such right to grant security to the relevant Dutch Security Trustee must be unrestricted. Unless pursuant to an Intra-Group Transfer (as defined below) by a Manufacturer (which shall not require consent from Dutch FleetCo), each Manufacturer Program will provide that the Manufacturer/Dealer may not assign, transfer or novate its obligations under such agreement without the prior written consent of Dutch FleetCo. Dutch FleetCo shall not provide such consent unless the Manufacturer/Dealer enters into a guarantee materially in the form set out in Schedule 4 (Draft Transfer and Joint and Several Liability Language to be included in Pro Forma Manufacturer Program) or accepts joint and several liability in respect of the transferred obligations substantially on the terms set out in Schedule 4 (Draft Transfer and Joint and Several Liability Language to be included in Pro Forma Manufacturer Program). For the purposes hereof, an “Intra-Group Transfer” means an assignment, transfer or novation by a Manufacturer of its obligations under a Manufacturer Program to an Affiliate of such Manufacturer which would satisfy the definition of “Investment Grade Manufacturer” upon such Affiliate becoming a Manufacturer. For the avoidance of doubt, Manufacturers /Dealers may assign their rights under Manufacturer Programs without the prior written consent of Dutch FleetCo.

2.2	Set-off
Each Manufacturer Program will provide that the Manufacturer/Dealer expressly waives (to the extent that it is able to do so under applicable law) any right that it would otherwise have under such Manufacturer Program or under applicable law to set off (i) any amount of unpaid purchase price owed to such Manufacturer/Dealer by Dutch FleetCo in relation to Vehicles ordered by (but not delivered to) Dutch FleetCo by such Manufacturer/Dealer under that Manufacturer Program, against (ii) amounts owed by the Manufacturer/Dealer to Dutch FleetCo under such Manufacturer Program, provided that each Vehicle Purchasing Agreement entered into or renewed on or after the Closing Date will provide that the Manufacturer/Dealer expressly waives (to the extent that it is able to do so under applicable law) any right that it would otherwise have under such Vehicle Purchasing Agreement or under applicable law to set off (i) any amount of unpaid purchase price owed to such Manufacturer/Dealer by Dutch FleetCo under that Vehicle Purchasing Agreement, against (ii) amounts owed by the Manufacturer/Dealer to Dutch FleetCo under that Manufacturer Program or any other Vehicle Purchasing Agreement. Save and except in relation to any Manufacturer Program with Daimler AG, and/or any of their respective Affiliates or successors or any corporation into which such entities may be merged or converted or with which they may be consolidated or any corporation resulting from any merger, conversion or consolidation of such entities (“Daimler Entities”) or any Dealers or agents (or Affiliates or successors thereof) selling

Vehicles manufactured or purchased from the Daimler Entities if such Manufacturer Program does not provide for waiver of set-off in accordance with this paragraph, in which case such amounts may be reclaimed from, payable by, or otherwise recoverable from Dutch FleetCo.
Notwithstanding the foregoing, the Manufacturer/Dealers will be entitled to set off any amount owed by Dutch FleetCo in respect of turn-back related damages against any amount of Repurchase Price owed by it to Dutch FleetCo. The Servicer shall use reasonable efforts to procure that each Manufacturer Program will provide that the Manufacturer/Dealer expressly waives all rights to set-off (however arising) any amount:

(a)	owed to it by Dutch OpCo under such Manufacturer Program; or

(b)	owed to it by Dutch OpCo (or any other Affiliate of The Hertz Corporation other than Dutch FleetCo) under any other agreement (including any Dutch OpCo Specific Agreement), in any such case against amounts owed by the Manufacturer/Dealer to Dutch FleetCo under the relevant Manufacturer Program.

2.3	Manufacturer’s/Dealer’s obligations to be ‘unconditional’
No Manufacturer Program may contain terms that provide that the Repurchase Obligations of the Manufacturer/Dealer are conditional in any respect other than, in relation to (a) a force majeure1 event or (b) compliance with applicable turn-back procedures (including any Program Minimum Term or Program Maximum Term) and/or (c) turn-back standards in relation to the condition of the relevant Vehicle. For the avoidance of doubt, no Manufacturer Program may provide that the obligations of the Manufacturer/Dealer thereunder are conditional upon:

(a)
any minimum number of Vehicles being purchased: (i) by Dutch FleetCo under such Manufacturer Program; and/or (ii) by Dutch OpCo or any other Person under such Manufacturer Program or any Dutch OpCo Specific Agreement; or

(b)	the solvency of Dutch FleetCo; or

(c)	the solvency of any other Affiliate of The Hertz Corporation other than Dutch FleetCo.

2.4	Termination provisions
To the extent that a Manufacturer/Dealer requires express termination provisions to be included in any Manufacturer Program, such Manufacturer Program may provide that a Manufacturer/Dealer is entitled (upon expiry of a predetermined notice period or otherwise) to terminate such agreement before its scheduled expiry date upon the occurrence of certain events (e.g. liquidation, bankruptcy, insolvency, failure to pay, late payment, partial payment, breach or serious breach of obligations, or any similar or analogous events); provided always that the Manufacturer/Dealer shall not under any circumstances have the right to terminate its obligations (subject to and in accordance with any eligibility criteria and Program Minimum Term or Program Maximum Term) to repurchase (or, if applicable to perform its guaranteed obligations thereunder) in respect of any Vehicle shipped to Dutch FleetCo or its order prior to the termination of such Manufacturer Program.

1 For these purposes, a “force majeure event” will be constituted by any event which (a) was not foreseen by the parties, (b) is outside their control and could not have been avoided by taking due care or by compliance in all material respects with obligations under the VPA and (c) prevents performance of the obligations of one or more parties under the contract.

2.5	Retention of title in favour of Dutch FleetCo
The Manufacturer Program entered into with the Top Two Non-Investment Grade Manufacturers will, where credit terms are made available to the relevant Manufacturer/Dealer (in relation to the payment by it of applicable repurchase prices for Vehicles) provide that title to the relevant Vehicle will remain with Dutch FleetCo until the sale proceeds are received by Dutch FleetCo. In practice, Dutch FleetCo may return the registration documents for a Vehicle when it is turned back to such Top Two Non-Investment Grade Manufacturers.

Schedule 4
Draft Transfer and Joint and Several Liability Language to be included in Pro Forma Manufacturer Program
This should be included in each relevant pro forma Manufacturer Program and should be adapted to the relevant Manufacturer Program. This language should only be used where the Existing Supplier agrees to be jointly and severally liable with the New Supplier. Local counsel should be consulted to ensure that it is duly executed and complies with the applicable law.

1	Transfers by the Supplier
The Supplier (the “Existing Supplier”) may transfer by means of take-over of contract (contractsoverneming) (the “Transfer”) to another entity which has all consents and approvals required in order to perform its obligations under this Agreement (the “New Supplier”) all of its rights and obligations with regard to all or any of the vehicles the subject of this Agreement as shall be specified (the “Relevant Vehicles”).

2	Conditions of transfer
A Transfer will not be effective unless FleetCo receives in compliance with paragraph 3 (Procedure for transfer) and at least two Business Days before the date on which the Transfer is intended to take effect (the “Transfer Date”):

(a)	notification from the Existing Supplier of the name and contact details of the New Supplier;

(b)	acknowledgment from the New Supplier of its agreement to be bound by the terms of this Agreement, including, without limitation, the Required Contractual Criteria;

(c)	acknowledgment that in no event will Dutch FleetCo be required to deliver any Relevant Vehicle to the New Supplier or its agent outside The Netherlands;

(d)	a duly completed and executed acknowledgment of joint and several liability substantially in the form set out in Annex 2 (the “Acknowledgment”) from the Existing Supplier and the New Supplier.

3	Procedure for transfer

(a)
Subject to conditions set out in paragraph 2 (Conditions of transfer), a Transfer shall be effected in accordance with paragraph (b) below not less than two Business Days following receipt by FleetCo of a duly completed transfer certificate substantially in the form set out in Annex 1 (the “Transfer Certificate”) delivered to it by the Existing Supplier and the New Supplier.

(b)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Supplier seeks to transfer its rights and obligations under this Agreement in respect of the Relevant Vehicles, each of FleetCo and the Existing Supplier shall be released from further obligations towards one another in respect of the Relevant Vehicles under this Agreement and their respective rights against one another under this Agreement in respect of the Relevant Vehicles shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of Dutch FleetCo and the New Supplier shall assume obligations towards one another and/or acquire rights against one another which shall be the same as the Discharged Rights and Obligations insofar as Dutch FleetCo and the New Supplier have assumed and/or acquired the same in place of FleetCo and the Existing Supplier; and

(iii)	the New Supplier shall become a party to the New Agreement.

4	Definitions
In this paragraph and in the Transfer Certificate, the following words shall bear the following meanings:
“Business Day” means any day (other than a Saturday or Sunday) when commercial banks are open for general business in The Netherlands;
“New Agreement” means this Agreement as it shall apply to the New Supplier pursuant to paragraph 1;
“Repurchase Obligations” means the obligations of the Supplier to re-purchase from Dutch FleetCo, at the applicable Repurchase Price, Relevant Vehicles in accordance with the terms of the Agreement; and
“Repurchase Price” means the purchase price or other consideration payable by the Supplier to Dutch FleetCo for the re-purchase by the Supplier of any Relevant Vehicles.

Annex 1
Form of Transfer Certificate
To:    Stuurgroep Fleet (Netherlands) B.V. and Hertz Automobielen Nederland B.V.
From:    [The Existing Supplier] (the “Supplier”) and [The New Supplier] (the “New Supplier”)
Dated:    [Date]
Stuurgroep Fleet (Netherlands) B.V. – Agreement dated [●] (the “Agreement”)

1
We refer to the Agreement. This is a Transfer Certificate as defined in paragraph 1.2 of the Agreement and constitutes a deed of take-over of contract (akte van contractsoverneming). Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to paragraph 3 (Procedure for transfer):

(a)
In accordance with paragraph 3 (Procedure for transfer), the Existing Supplier hereby transfers by means of take-over of contract (akte van contractsoverneming) to the New Supplier, which transfer is hereby accepted by the New Supplier, all of the Existing Supplier’s rights and obligations relating to [the following vehicles set out below] (the “Relevant Vehicles”):

[Vehicle Registration Numbers]
OR
[all vehicles which have been or, as the case may be, which may be purchased by FleetCo under the Agreement (the “Relevant Vehicles”)]

(b)	The proposed Transfer Date is the later of [●] or two Business Days after the date you receive this Transfer Certificate.

(c)	The address, telephone number, fax number and attention details for notices of the New Supplier are:
Address:    [Address]

Tel:        [Telephone]

Fax:        [Fax]

Attn:        [Name]

3
The New Supplier expressly acknowledges its agreement to be bound by the terms of the Agreement, including, without limitation, the provisions set out in Schedule 3 (Required Contractual Criteria for Vehicle Purchasing Agreements).

4	The New Supplier acknowledges that it will not transfer its obligations under the New Agreement without the prior written consent of FleetCo and the Existing Supplier.

5	The New Supplier acknowledges that FleetCo will not be required, under any circumstances, to deliver any Relevant Vehicle to the New Supplier or its agent outside The Netherlands.

6	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7	This Transfer Certificate is governed by Dutch law.
[Existing Supplier]            [New Supplier]
By:                    By:
For co-operation (medewerking) to the above transfers of contract:
Stuurgroep Fleet (Netherlands) B.V.
___________________________________________

By:
Hertz Automobielen Nederlands B.V.
___________________________________________

By:

Annex 2
Form of Acknowledgment of Joint and Several Liability
To:    Stuurgroep Fleet (Netherlands) B.V. (“Dutch FleetCo”)

From:	[EXISTING SUPPLIER] (the “Existing Supplier”) and [NEW SUPPLIER] (the “New Supplier” and, together with the Existing Supplier, the “Co-Obligors”)
Date:    [date]
Stuurgroep Fleet (Netherlands) B.V. — Agreement dated [date] (the “Agreement”)

1
We refer to the Agreement. This is an Acknowledgment as defined in paragraph 2(d) of the Agreement. Terms defined in the Agreement have the same meaning in this Acknowledgment unless given a different meaning in this Acknowledgment.

2
The Co-Obligors agree and acknowledge that they are jointly and severally liable for the due and punctual performance of each and every liability (whether arising in contract or otherwise) the New Supplier may now or hereafter have towards Dutch FleetCo under the terms of the Agreement. The Existing Supplier promises to pay to Dutch FleetCo from time to time and upon two Business Days’ written notice all liabilities from time to time due and payable (but unpaid following a notice to the New Supplier of such fact) by the New Supplier under or pursuant to the Agreement or on account of any breach thereof.

3
Dutch FleetCo may take action against, or release or compromise the liability of, either Co-Obligor, or grant time or other indulgence, without affecting the liability of the other Co-Obligor under paragraph 2 above. Dutch FleetCo may take action against the Co-Obligors together or such one or more of them as Dutch FleetCo shall think fit.

4
The obligations of each Co-Obligor contained in this Acknowledgment in paragraph 2 above and the rights, powers and remedies conferred in respect of that Co-Obligor upon Dutch FleetCo by this Acknowledgment shall not be discharged, impaired or otherwise affected by:

(i)	the liquidation, winding-up, dissolution, administration or reorganisation of the other Co-Obligor or any change in its status, function, control or ownership;

(ii)	any of the obligations of the other Co-Obligor under the Agreement being or becoming unenforceable in any respect;

(iii)	time, waiver, release or other indulgence granted to the other Co-Obligor in respect of its obligations under the Agreement; or

(iv)
any other act, event or omission which, but for this paragraph 4, might operate to discharge, impair or otherwise affect any of the obligations of the Existing Supplier contained in paragraph 2 above or any of the rights, powers or remedies conferred upon Dutch FleetCo under that paragraph 2.

5	This Acknowledgment is governed by Dutch law.
[Existing Supplier]            [New Supplier]
By:                    By:

Schedule 5
Form of Initial Lease Vehicle Acquisition Schedule
Vehicles to be leased pursuant to the Dutch Master Lease as of the Closing Date, whose Vehicle Lease Commencement Date shall be the Closing Date:

VIN	Make	Model	Model Year